   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 28, 1995
                                                      REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                        AMERICAN MAIZE-PRODUCTS COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                    MAINE                                       13-0432720
         (STATE OR OTHER JURISDICTION              (I.R.S. EMPLOYER IDENTIFICATION NO.)
      OF INCORPORATION OR ORGANIZATION)
                                                         ROBERT M. STEPHAN, ESQ.
                                              VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
               250 HARBOR DRIVE                      AMERICAN MAIZE-PRODUCTS COMPANY
         STAMFORD, CONNECTICUT 06902                         250 HARBOR DRIVE
         (ADDRESS INCLUDING ZIP CODE,                  STAMFORD, CONNECTICUT 06902
      AND TELEPHONE INCLUDING AREA CODE,                      (203) 356-9000
 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)    (NAME, ADDRESS, INCLUDING ZIP CODE, AND
                                                                TELEPHONE
                                                NUMBER, INCLUDING AREA CODE, OF AGENT FOR
                                                                 SERVICE)

                             ---------------------

                                         COPIES TO:
            MORTON A. PIERCE, ESQ.                         PETER WEBSTER, ESQ.
               DEWEY BALLANTINE                               VERRILL & DANA
         1301 AVENUE OF THE AMERICAS                       ONE PORTLAND SQUARE
           NEW YORK, NEW YORK 10019                       PORTLAND, MAINE 04112
                (212) 259-8000                                (207) 774-4000

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

- ---------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------
                                                       PROPOSED        PROPOSED
                                                       MAXIMUM         MAXIMUM
   TITLE OF EACH CLASS OF            AMOUNT TO      OFFERING PRICE    AGGREGATE       AMOUNT OF
 SECURITIES TO BE REGISTERED       BE REGISTERED      PER SHARE     OFFERING PRICE REGISTRATION FEE
- ---------------------------------------------------------------------------------------------------
Class B Common Stock,
  par value $.80 per share...         757,943         $40.00(1)      $30,317,720      $10,454.39
- ---------------------------------------------------------------------------------------------------
Rights.......................         757,943            N/A             N/A            N/A(2)
- ---------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------

(1) The proposed maximum offering price per share is estimated solely for the purposes of calculating the registration fee in accordance with Rule 457 and based upon a Subscription Price of $40.00.

(2) Pursuant to Rule 457(g), no registration fee is payable with respect to the Rights since the Rights are being registered in the same registration statement as the securities to be offered pursuant thereto.
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 28, 1995

PROSPECTUS
                                 757,943 SHARES

                        AMERICAN MAIZE-PRODUCTS COMPANY
                              CLASS B COMMON STOCK
                            ------------------------

    American Maize-Products Company (the "Company") is distributing to the holders of record of its shares of Class B common stock, $.80 par value (the "Class B Common Stock"), at the close of business on March 3, 1995 (the "Record Date"), nontransferable rights (the "Rights") to subscribe for and purchase up to 757,943 shares of Class B Common Stock for a cash price of $40.00 per share (the "Subscription Price"). Holders of Rights ("Rights Holders") will be able to
exercise their Rights until the close of business on            , 1995, unless
extended by the Company (the "Termination Time"). The Offering of up to 757,943 shares of Class B Common Stock to the Rights Holders pursuant to the exercise of the Rights is referred to herein as the "Offering."

    Each holder of Class B Common Stock will receive .435 Rights for each share of Class B Common Stock held of record on the Record Date. In lieu of fractional Rights, the aggregate number of Rights issuable by the Company to a holder of Class B Common Stock will be rounded up to the next whole Right. Each Right entitles the Rights Holder to subscribe for one share of Class B Common Stock (the "Subscription Privilege"). Once a Rights Holder has exercised the Subscription Privilege, such exercise may not be revoked. The Rights will be evidenced by nontransferable certificates. See "The Rights Offering."

    Pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 22, 1995, among the Company, Eridania-Beghin-Say, S.A., a corporation organized under the laws of France ("EBS"), and Cerestar USA, Inc., a Delaware corporation and a wholly owned subsidiary of EBS ("Sub"), on February 28, 1995, Sub commenced an offer (the "Tender Offer") to purchase all outstanding shares of the Company's Class A Common Stock, $.80 par value (the "Class A Common Stock"), and the Class B Common Stock at a purchase price per share equal to the Subscription Price. Following the successful completion of the Tender Offer and subject to the terms and conditions of the Merger Agreement, Sub will be merged with and into the Company, the Company will survive the merger as a wholly owned subsidiary of EBS, and all shares of Class A Common Stock and Class B Common Stock outstanding at the effective time of the merger (other than shares owned by EBS, Sub or any of their affiliates and other than dissenters' shares) will be converted into the right to receive consideration per share equal to the Subscription Price. Pursuant to the Stock Purchase Agreement (the "Stock Purchase Agreement"), dated as of February 22, 1995, among the Company, EBS and Sub, Sub will purchase (the "Stock Purchase"), at the Subscription Price, any and all shares of Class B Common Stock not subscribed for and purchased by Rights Holders in the Offering. The Stock Purchase is conditioned, among other things, upon the successful completion of the Tender Offer. The Tender Offer is conditioned, among other things, upon (i) the tender of an amount of Class A Common Stock which, together with any Class A Common Stock then beneficially owned by EBS or its affiliates, constitutes a majority of the outstanding Class A Common Stock on a fully-diluted basis and
(ii) the tender of an amount of Class B Common Stock which, together with the Class B Common Stock which EBS and its affiliates have purchased or are obligated to purchase under the Stock Purchase Agreement (all conditions to the obligations of the parties under the Stock Purchase Agreement (other than the completion of the Tender Offer) having been satisfied) and together with any Class B Common Stock then beneficially owned by EBS or its affiliates, constitutes a majority of the outstanding Class B Common Stock on a fully-diluted basis. See "The Acquisition."

    The Class B Common Stock is traded on the American Stock Exchange (the "AMEX") under the symbol "AZEB." On February 27, 1995, the last reported sale price of the Class B Common Stock on the AMEX was $39.25. See "Price Range of Class B Common Stock and Dividend Policy." The Class A Common Stock, which is traded on the AMEX under the symbol "AZEA," is not being offered pursuant to this Prospectus. The Class A Common Stock and Class B Common Stock are sometimes collectively referred to herein as the "Common Stock."

    After the Termination Time, the Rights will no longer be exercisable and will have no value.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    HOLDERS OF CLASS B COMMON STOCK WHO DO NOT EXERCISE THEIR RIGHTS IN FULL WILL EXPERIENCE DILUTION IN THEIR RELATIVE PERCENTAGE OWNERSHIP IN THE COMPANY UPON ISSUANCE OF THE CLASS B COMMON STOCK TO HOLDERS EXERCISING THEIR RIGHTS AND UPON CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THE STOCK PURCHASE AGREEMENT.

    BEFORE MAKING AN INVESTMENT DECISION, POTENTIAL INVESTORS SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH IN "INVESTMENT CONSIDERATIONS" IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS.

- -----------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------
                                                                           UNDERWRITING DISCOUNTS       PROCEEDS TO THE
                                                     PRICE TO PUBLIC          AND COMMISSIONS                COMPANY(1)
- -----------------------------------------------------------------------------------------------------------------------
Per Share......................................      $         40.00            N/A                     $         40.00
- -----------------------------------------------------------------------------------------------------------------------
Total..........................................      $ 30,317,720.00            N/A                     $ 30,317,720.00
- -----------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------

(1) Before deduction of estimated expenses of $160,000 payable by the Company, including registration fees, listing fees, AMEX review fees, legal and accounting fees, subscription agent fees, printing expenses and other miscellaneous fees and expenses.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Class B Common Stock is listed on the AMEX and such reports, proxy statements and other information concerning the Company also can be inspected at the office of the AMEX, 86 Trinity Place, New York, New York 10006.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Rights and the shares of Class B Common Stock issuable upon the exercise of the Rights. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. Such additional information may be obtained by the Commission's principal office in Washington, D.C. Statements contained in this Prospectus or in any document incorporated in this Prospectus by reference as to the contents of any contract, agreement or other document referred to herein or therein are not necessarily complete. With respect to each such contract, agreement or other document filed with the Commission as an exhibit, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the Commission, are hereby incorporated by reference in this Prospectus and made a part hereof:

     (i)   Annual Report on Form 10-K for the fiscal year ended December 31,
           1993;

     (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994 and September 30, 1994;

     (iii) Current Reports on Form 8-K dated November 30, 1994 and January 6, 1995; and

     (iv) Registration Statement on Form 8-A, as amended by Amendment No. 1 to Form 8-A, dated March 3, 1993, which includes a description of the Company's Common Stock.

     All documents and reports filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Securities shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded, except as so modified or superseded, shall not be deemed to constitute a part of this Prospectus.

     This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. The Company will furnish without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates. Requests should be directed to Robert M. Stephan, Esq., Vice President, General Counsel and Secretary, American Maize-Products Company, 250 Harbor Drive, Stamford, Connecticut 06902, telephone number (203) 356-9000.

                               PROSPECTUS SUMMARY

     The following information is qualified in its entirety by reference to, and should be read in conjunction with, the detailed information and consolidated financial statements and notes thereto set forth elsewhere in this Prospectus or incorporated by reference herein.

                                  THE COMPANY

     American Maize-Products Company is a Maine corporation organized in 1906 (together with its subsidiaries hereinafter referred to as "American Maize" or "the Company"). American Maize is engaged primarily in the manufacture and sale of products derived from corn wet milling, such as corn sweeteners and starches for use in the manufacturing processes for several industries. It also manufactures and markets cigars and smokeless tobacco products.

     The executive offices of the Company are located at 250 Harbor Drive, Stamford, Connecticut 06902. The telephone number of the Company is (203) 356-9000.

                                THE ACQUISITION

     The Company, EBS and Sub have entered into an Agreement and Plan of Merger, dated as of February 22, 1995, pursuant to which Sub commenced the Tender Offer on February 28, 1995 to purchase all outstanding shares of Common Stock at a purchase price equal to the Subscription Price. Following the successful completion of the Tender Offer, and subject to the terms and conditions of the Merger Agreement, Sub will merge with and into the Company (the "Merger"), the Company will survive the Merger as a wholly owned subsidiary of EBS and each share of Common Stock outstanding at the effective time of the Merger (other than shares owned by EBS, Sub or any of their affiliates and other than dissenters' shares) will be converted into the right to receive consideration per share equal to the Subscription Price. Concurrently with the execution of the Merger Agreement, the Company, EBS and Sub entered into the Stock Purchase Agreement, pursuant to which Sub will purchase any and all shares of Class B Common Stock not subscribed for and purchased by Rights Holders in the Offering. The Stock Purchase is conditioned upon, among other things, the successful completion of the Tender Offer. The Tender Offer is conditioned upon, among other things, (i) the valid tender (without subsequent withdrawal) of a number of shares of Class A Common Stock which, together with any shares of Class A Common Stock then beneficially owned by EBS or its affiliates, constitutes a majority of the outstanding Class A Common Stock on a fully-diluted basis and
(ii) the valid tender (without subsequent withdrawal) of a number of shares of Class B Common Stock which, together with the number of shares of Class B Common Stock which EBS and its affiliates have purchased or are obligated to purchase under the Stock Purchase Agreement (all conditions to the obligations of the parties thereunder (other than the completion of the Tender Offer) having been satisfied) and together with any shares of Class B Common Stock then beneficially owned by EBS or its affiliates, constitutes a majority of the outstanding Class B Common Stock on a fully-diluted basis (the "Minimum Condition"). See "The Acquisition."

                              THE RIGHTS OFFERING

Rights.....................  Each record holder of Class B Common Stock at the close of business on the Record Date will receive .435 Rights for each share of Class B Common Stock held of record on the Record Date. The number of Rights issued by the Company to a Rights Holder will be rounded up to the nearest whole number. No more than 757,943 shares of Class B Common Stock will be issued upon exercise of the Rights. Each Right will entitle each Rights Holder to purchase from the Company one share of Class B Common Stock (an "Underlying Share") at the Subscription Price on the terms and conditions of the Offering. The number of Rights to be issued for each share of Class B Common Stock has been determined solely by dividing the number of shares of Class B Common Stock offered hereby by the number of shares of Class B Common Stock outstanding on the Record Date.

Subscription Privilege.....  Rights Holders are entitled to purchase, at the
                             Subscription Price, one Underlying Share for each whole Right held. See "The Rights Offering
                             -- Subscription Privilege."

Subscription Price.........  $40.00 per Underlying Share, payable in cash. See
                             "The Rights Offering -- Exercise of Rights" and "Determination of Subscription Price."

Shares of Class B Common
  Stock Outstanding after
  Offering.................  As of the Record Date, there were 1,742,057 shares of Class B Common Stock outstanding. An additional 757,943 shares of Class B Common Stock will be offered pursuant to the Offering.

Stock Purchase by Sub......  Sub has agreed, upon the terms and conditions contained in the Stock Purchase Agreement, to purchase, at the Subscription Price, any and all shares of Class B Common Stock not subscribed for and purchased by the Rights Holders pursuant to the Offering ("Excess Shares").

Nontransferability of
Rights.....................  The Rights, including the Subscription Privilege, are nontransferable.

Record Date................  March 3, 1995.

Termination Time...........  5:00 p.m., New York time, on                , 1995,
                             or such later time to which the Offering may have been extended in the discretion of the Company. The length of any such extensions will be set at the time of any such extension. See "The Rights
                             Offering -- Termination Time." Rights not exercised prior to the Termination Time will expire and become worthless.

Procedure for Exercising
  Rights...................  The Subscription Privilege may be exercised by properly completing the Subscription Right
                             Certificate and forwarding it (or following the Guaranteed Delivery Procedures), with payment of the Subscription Price for each Underlying Share subscribed for pursuant to the Subscription Privilege, to the Subscription Agent, who must receive such Subscription Right Certificate or Notice of Guaranteed Delivery and payment at or prior to the Termination Time. If Subscription Right Certificates and payments are sent by mail, Rights Holders are urged to use registered mail properly insured, with return receipt requested. See "The Rights Offering -- Exercise of Rights."

                             ONCE A RIGHTS HOLDER HAS EXERCISED THE SUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED.

Persons Holding Class B
  Common Stock, or Wishing
  to Exercise Rights,
  Through Others...........  Persons holding shares of Class B Common Stock beneficially, and receiving the rights issuable with respect thereto, through a securities dealer, commercial bank, broker, trust company or other nominee, as well as persons holding certificates for Class B Common Stock directly who would prefer to have such institutions effect transactions relating to the Rights on their behalf, should contact the appropriate institution or nominee and request it to effect such transaction for them. See "The Rights Offering -- Exercise of Rights."

Issuance of Class B Common
  Stock....................  Certificates representing shares of Class B Common
                             Stock purchased pursuant to the Subscription
                             Privilege will be delivered as soon as practicable after completion of the Offering. See "The Rights Offering -- Subscription Privilege."

Use of Proceeds............  For general corporate purposes.

Subscription Agent.........  The Bank of New York

AMEX Symbol for Class B
  Common Stock.............  "AZEB"

Investment
Considerations.............  A purchase of the Company's Class B Common Stock involves a significant degree of investment risk. Purchasers should carefully consider the information set forth under the heading "Investment Considerations."

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                      NINE MONTHS ENDED
                                        SEPTEMBER 30,               YEAR ENDED DECEMBER 31,
                                     -------------------   -----------------------------------------
                                       1994       1993       1993       1992       1991       1990
                                     --------   --------   --------   --------   --------   --------
                                         (UNAUDITED)
OPERATING DATA:
Net sales..........................  $462,189   $402,678   $538,534   $542,172   $533,565   $501,498
Operating profit...................    36,760      7,172     15,549     44,329     56,983     60,126
Income (loss) from continuing
  operations before income taxes,
  minority interest, extraordinary
  losses and cumulative effect of
  accounting changes...............    26,973     (4,172)     1,036     32,892     39,595     48,739
Income taxes.......................   (10,712)       684     (1,151)   (12,901)   (15,294)   (18,922)
Income (loss) from continuing
  operations before minority
  interest, extraordinary losses
  and cumulative effect of
  accounting changes...............    16,261     (3,488)      (115)    19,991     24,301     29,817
Minority interest in loss
  (earnings) of subsidiary.........        --        329        329     (9,996)   (11,496)   (13,657)
Income (loss) from continuing
  operations.......................    16,261     (3,159)       214      9,995     12,805     16,160
Loss from discontinued operation...        --         --         --         --     (1,518)    (2,640)
Income (loss) before extraordinary
  losses and cumulative effect of
  accounting changes...............    16,261     (3,159)       214      9,995     11,287     13,520
Extraordinary losses from early
  extinguishment of debt...........        --     (2,862)    (4,182)        --         --         --
Income (loss) before cumulative
  effect of accounting changes.....    16,261     (6,021)    (3,968)     9,995     11,287     13,520
Cumulative effect of accounting
  changes..........................        --    (27,200)   (27,200)     3,016         --         --
Net income (loss)..................    16,261    (33,221)   (31,168)    13,011     11,287     13,520

PER SHARE DATA:
Primary earnings (loss) per share
  of common stock:
Continuing operations..............  $   1.59   $   (.33)  $    .02   $   1.55   $   2.00   $   2.44
Discontinued operation.............        --         --         --         --       (.24)      (.40)
Extraordinary losses from early
  extinguishment of debt...........        --       (.30)      (.43)        --         --         --
Cumulative effect of accounting
  changes..........................        --      (2.88)     (2.82)       .47         --         --
Net income (loss)..................      1.59      (3.51)     (3.23)      2.02       1.76       2.04
Dividends per share of common
  stock............................       .48        .48        .64        .64        .64        .64
BALANCE SHEET DATA:
Total assets.......................  $503,810   $502,803   $492,058   $484,003   $459,639   $433,222
Working capital....................   104,231    126,349    102,246    156,306    140,603     63,743
Long-term debt, less current
  installments.....................   133,991    157,640    139,294    136,227    127,542     70,530
Stockholders' equity...............   227,587    215,054    215,666    168,240    158,665    151,066

                           INVESTMENT CONSIDERATIONS

MARKET CONSIDERATIONS

     On January 5, 1995, the last trading day preceding public announcement of the initial proposal by EBS to acquire the Company, the last reported sale price per share of Class B Common Stock on the AMEX was $26 1/4. On January 19, 1995, the last trading day preceding public announcement of a revised proposal by EBS to acquire the Company, the last reported sale price per share of Class B Common Stock on the AMEX was $29. On February 21, 1995, the last trading day preceding public announcement of the execution of the Merger Agreement and the Stock Purchase Agreement, the last reported sale price per share of Class B Common Stock on the AMEX was $31 3/8. On February 27, 1995, the last reported sale price per share of Class B Common Stock on the AMEX was $39 1/4. There can be no assurance that the transactions contemplated by the Merger Agreement and the Stock Purchase Agreement will be consummated. If such transactions are not consummated, there can be no assurance that the market price of the Class B Common Stock will not decline to levels at or below historical levels.

     In addition, whether or not the Tender Offer, Stock Purchase and Merger are consummated, there can be no assurance that the market price of the Class B Common Stock will not decline during the period the Rights are outstanding or that, following the issuance of the Rights and the sale of the Underlying Shares upon exercise of Rights, a subscribing Rights Holder will be able to sell shares purchased in the Rights Offering at a price equal to or greater than the Subscription Price.

     Once a holder of Rights has exercised the Subscription Privilege, such exercise may not be revoked. Moreover, until certificates are delivered, subscribing Rights Holders may not be able to sell, or tender into the Tender Offer, the shares of Class B Common Stock that they have purchased in the Rights Offering. Certificates representing shares of Class B Common Stock purchased pursuant to the Subscription Privilege and the Stock Purchase Agreement will be delivered as soon as practicable after the corresponding Rights have been validly exercised. No interest will be paid to Rights Holders on funds delivered to the Subscription Agent pursuant to the exercise of Rights pending delivery of Underlying Shares.

ACQUISITION BY EBS

     Following the successful completion of the Tender Offer and the Stock Purchase, EBS will beneficially own a majority of each class of the Company's Common Stock. Thereafter, pursuant to the Merger Agreement, EBS will be entitled to designate a number of directors of the Company corresponding to the voting power of the shares of Common Stock which it beneficially owns, and will, therefore, effectively control the Company. In addition, the Merger Agreement contemplates that the Merger will take place following the Tender Offer as soon as all conditions thereto are met. Upon consummation of the Merger, all shares of Common Stock will be cancelled and converted into the right to receive consideration per share equal to the Subscription Price (subject to applicable appraisal rights). See "The Acquisition."

REGULATION

     General production, packaging, labeling and distribution of many of American Maize's products are subject to various laws and regulations, including regulation by the Federal Food and Drug Administration, the United States Department of Agriculture, the Federal Trade Commission, the Alcohol and Tobacco Tax Unit of the Treasury Department and various comparable state agencies. Certain of these federal and state agencies have the power, among other things, to order the recall of products that do not meet applicable standards.

     In recent years, an increasing amount of legislation affecting the use and sale of tobacco products has been implemented or proposed. Federal legislation requires, among other things, that smokeless tobacco products and advertisements for such products bear one of a series of specified health warnings on a rotating basis and prohibits radio or television advertising of such products. In addition, federal, state and local regulations have been implemented or proposed which would prohibit smoking in certain areas or in certain buildings, require stronger health warnings on tobacco products, impose bans on advertising and promotion, significantly increase tobacco excise taxes, prohibit or impose restrictions on sampling of tobacco products, impose mandatory negative advertising campaigns and eliminate the tax deductions for tobacco advertising and promotional expenses. The Company is unable to assess the future effects these actions may have on the marketing and sale of its tobacco products.

DECLINE IN DOMESTIC TOBACCO INDUSTRY

     Unit sales in the domestic cigar industry have been in a general decline for many years. Preliminary estimates for 1994, however, indicate an increase in domestic consumption for large cigars. Swisher has maintained its market share in this category for the past five years. While domestic consumption of little cigars has grown modestly over the past five years, the Company's share of this market has grown each year. Unit sales of dry snuff and chewing tobacco have, in general, been declining for the past five years while unit sales of moist snuff have steadily increased. The Company cannot predict whether these trends in consumption will continue.

HEALTH LIABILITY AND LITIGATION

     Although the Company is not presently a party to any pending health-related litigation relating to its tobacco products, there has recently been an increasing amount of such litigation in the tobacco industry. The Company's tobacco business carries general and product liability insurance excluding health hazard liability, which the Company believes is consistent with industry practice. There can be no assurance that the Company will not experience material health-related litigation, or that any such litigation will not have a material adverse effect on the Company.

ENVIRONMENTAL AND LITIGATION MATTERS

     The application of federal and state regulations to protect the environment, particularly with respect to air emissions and wastewater discharges, may limit or prevent the operation of American Maize's businesses or may substantially increase the cost of operation and/or financing of its operations. The Company is currently defending a lawsuit filed on behalf of the U.S. Environmental Protection Agency against several industrial companies (including the Company) and municipalities involving the discharge of wastewater by the defendants into the sewage treatment facilities of the City of Hammond, Indiana and into the Grand Calumet River. The government is seeking monetary penalties, injunctive relief to require compliance with permits, and implementation of a remedial plan. The Company has taken measures to ensure continued compliance with its discharge permits at the Hammond, Indiana facility. The Company does not believe that its discharges have contributed to sedimentation conditions in the Grand Calumet River. The Company intends to vigorously contest the government's allegations. However, there can be no assurance that the final outcome of this matter will not have a material adverse effect on the Company.

     In 1981, Grain Processing Corporation ("GPC") filed suit against the Company alleging infringement of a GPC patent relating to certain waxy starch maltodextrins. In 1987 and 1988, the District Court and Court of Appeals found infringement with respect to two of the Company's products. The case has been returned to the District Court to determine the amount of damages to be paid. GPC claims it should receive damages based on lost profits on products it would have sold except for the infringement. The Company contends that any damages awarded should be based upon a reasonable royalty since GPC never sold the patented product. The law on that issue is in conflict at present. A hearing date of July 10, 1995 has been set to determine damages. The Company has established a reserve in its financial statements of $4 million for this litigation based upon its contention that damages should be based on a reasonable royalty. However, the Company's ultimate liability for this action in excess of such amount, if any, cannot presently be determined, and no assurance can be given that the final impact of this litigation will not have a material adverse effect on the Company.

     On February 22, 1995, William Ziegler, III, Chairman of the Board of the Company, on behalf of himself and, purportedly, GIH Corp., filed suit in Superior Court, Cumberland County, Maine seeking declaratory and injunctive relief against the Merger Agreement, the Stock Purchase Agreement and the transactions contemplated thereby. The complaint, entitled GIH Corp. and William Ziegler, III v. American Maize-

Products Co. et. al., alleges that the approval by the remaining members of the Company's Board of Directors of the Merger Agreement and Stock Purchase Agreement and their authorization of "break-up" fee provisions in the Merger Agreement constituted a breach of their fiduciary duties. The complaint asserts that the proposed issuance of additional shares of Class B Common Stock by the Company pursuant to the Stock Purchase Agreement is ultra vires and requests the court to declare such issuance unlawful and void. The complaint also alleges that the defendant directors' approval of certain termination agreements with senior officers of the Company violated the directors' fiduciary duties. The Company believes all of the claims contained in the complaint are without merit and intends to defend against them vigorously.

     In January 1995, alleged shareholders of the Company filed complaints in Connecticut Superior Court in three purported class actions against the Company and its Board of Directors, entitled Kenneth Steiner and William Steiner v. American Maize-Products Co., et al., Alan Katz v. American Maize-Products Co., et al. and Mitchell Saltzman and Miriam Sarnoff v. American Maize-Products Co., et al. The actions allege that the Company's Board of Directors breached its fiduciary duties to shareholders by not adequately considering EBS's initial offer on December 19, 1994 to acquire the Company at a purchase price of $32 per share, by rejecting such offer, by failure to make adequate disclosure of the offer and by placing personal interests, including an alleged attempt by Mr. Ziegler to retain control of the Company, ahead of the interests of the public shareholders. The complaints seek equitable relief and unspecified damages. The Company believes that the allegations in the complaint are without merit and intends to defend the actions vigorously.

COMPETITION

     The corn wet milling business is highly competitive. Almost all of the Company's products compete with virtually identical or similar products and derivatives manufactured by other companies in the industry. In addition to American Maize, there are ten companies in the corn wet milling industry in the United States, most of which are larger and have greater resources than American Maize.

     In addition, many of American Maize's products face competition from products made from raw materials other than corn. Corn syrup and high fructose corn syrup compete with other nutritive sweeteners, principally cane and beet sugar. By-products compete with products of the corn dry milling industry and with soybean products. Fluctuation in the prices of these competing products may affect prices of, and profits derived from, the products of American Maize.

     The cost of producing corn products is largely dependent upon the market price of corn. While the supply of domestic corn has been, and continues to be, adequate for American Maize's needs, the price of this agricultural commodity fluctuates widely as a result of a number of factors, including levels of agricultural production, market demand, livestock feeding demand, government agricultural programs and exports. Due to the competitive nature of the business and fluctuating prices of competing products such as sugar, end-product prices may not necessarily relate to raw material costs; therefore, an increase in corn prices may adversely affect American Maize's earnings. In addition, the price of corn sweeteners (especially high fructose corn syrups) is indirectly impacted by government programs supporting sugar prices. If sugar price supports are not continued, American Maize's earnings may also be adversely affected. See "The Company -- Corn Business."

     All of the tobacco markets in which Swisher competes are highly competitive. The supply of all the raw materials used in manufacturing cigars and smokeless tobacco products has been, and is expected to continue to be, adequate. However, due to consumer resistance, increases in raw material costs cannot always be passed along on a timely basis in the form of price increases for finished products. See "The Company -- Tobacco Business."

DILUTION

     Holders who do not exercise their Rights will experience a decrease in their proportionate interest in the equity ownership and voting power of the Company and will relinquish any value inherent in the Rights.

     The Subscription Price per share of Class B Common Stock exceeds the net tangible book value per share of Class B Common Stock. Accordingly, the purchasers of the Class B Common Stock in the Rights Offering will experience immediate and substantial dilution.

                                  THE COMPANY

     American Maize is a Maine corporation organized in 1906. The Company is engaged primarily in the manufacture and sale of products derived from corn wet milling, such as corn sweeteners and starches for use in the manufacturing processes of several industries. The Company also manufacturers and markets cigars and smokeless tobacco products.

CORN BUSINESS

     American Maize manufactures a number of corn-derived products by the wet milling process through its Sweetener and Ingredients divisions. The wet milling process involves grinding wet corn and then separating it into starch and other components; thereafter, the starch component is either dried for sale as common starch or processed further into other principal products.

     The Sweetener Division produces glucose corn syrup and high fructose corn syrup. Corn syrup is used in many foods and beverages for both sweetness and to provide a wide range of functionalities such as color, texture and freezeability. High fructose corn syrup is primarily used by the soft drink industry as a sweetener.

     The Ingredients Division makes unmodified and modified starches, corn syrup solids, maltodextrins, dextrins and cyclodextrins. This Division extracts starch from common, waxy, high amylose, and various new hybrid strains of corn. American Maize also produces modifications of these starches by chemical or physical processes to make products designed to serve the particular needs of a wide variety of food and industrial users. The Company continues to research new hybrid corn strains to develop new specialty starches which reduce or eliminate chemical usage in the modification process and for new product applications. Specialty starch products derived from waxy corn have characteristics differing from common corn starches, making them useful in many specialty applications. The Company's waxy corn based specialty starches are used as stabilizers, fillers, thickeners and extenders in such products as canned and frozen foods, pie fillings, puddings, salad dressings, baby foods, soups and snack foods.

     Corn syrup solids and maltodextrins are used in a variety of food applications, including dry food mixes, beverage mixes, microwaveable and convenience foods.

     American Maize is a leading supplier of dextrins which are sold to the paper, adhesives, textile and chemical industries for their sizing and adhesive properties. Significant quantities of American Maize's waxy corn starches are used as adhesives by the gummed tape industry.

     American Maize is the largest producer of cyclodextrins in the world and the only producer in North America. Cyclodextrins are doughnut-shaped molecular structures, produced from starch, which have many food and non-food applications, including fragrance carrying, cholesterol removing and drug delivery in the pharmaceutical industry.

     The principal by-products produced by American Maize are corn germ, corn gluten feed and corn gluten meal. Corn germ is sold for further processing into corn oil and its co-product, corn germ meal. Corn oil is used as a cooking oil and as an ingredient in salad dressings and margarine. Corn gluten feed and corn gluten meal are sold in commodities markets and directly to manufacturers of various animal feeds.

     Sales to The Coca-Cola Company accounted for approximately 14% of American Maize's revenues in 1994. The Coca-Cola Company is publicly reported to control approximately 40% of the domestic soft drink industry, the principal user of 55% high fructose corn syrup.

TOBACCO BUSINESS

     The Company manufactures and sells cigars and smokeless tobacco products through Swisher International, Inc., its wholly owned subsidiary ("Swisher"). In 1994, the Company consolidated its tobacco operations. Helme Tobacco Company was merged, effective June 30, 1994, into Swisher, Helme's parent company. Helme's executive office in Stamford, Connecticut was closed, and the Helme and Swisher management and sales forces were consolidated. The operations of Helme are now carried out by Swisher. In addition, by the end of the first quarter of 1995, Swisher expects to have closed its Waycross, Georgia manufacturing facility and consolidated all cigar manufacturing into its expanded Jacksonville, Florida plant. The consolidation of the tobacco businesses has yielded savings in operating costs and is expected to continue to contribute cost savings in the future.

     Swisher is a leading producer of popular priced cigars in the United States under the "King Edward" and "Swisher Sweets" brand names. It also manufactures and sells mid-priced cigars under several brands, including "Optimo," "El Trelles," "Santa Fe" and "Keep Moving". Swisher markets little cigars nationally under the brand names "Swisher Sweets Little Cigars," "Swisher Sweets Lights Little Cigars," "Swisher Sweets Menthol Little Cigars" and "King Edward Little Cigars." In addition, Swisher also markets higher priced cigars under its trademarks "Bering" and "La Primadora," and imports "Pleiades" and "Dannemann" cigars and other tobacco products, including "MacBaren" pipe tobacco.

     Swisher competes in the dry snuff, loose-leaf chewing tobacco and moist snuff market segments of the smokeless tobacco industry. Since 1888, it has been a significant producer of dry snuff, the original smokeless tobacco product, which consists of finely powdered tobacco. Swisher's dry snuff brands include "Navy" and "Railroad Mills" and its sales represent approximately one-third of this smokeless tobacco market segment. Swisher also produces and markets loose-leaf chewing tobacco with its "Mail Pouch," "Chattanooga Chew" and "Lancaster" brands, among others. Swisher has a small share of the moist snuff market with its "Silver Creek," "Gold River" and "Redwood" brands. It markets a low nicotine moist snuff under the "Cooper" brand name. Swisher markets all of its branded moist snuff products under a "buy-one-get-one-free" pricing strategy. Swisher also provides moist snuff and loose-leaf chewing tobacco products for the private label market.

                                USE OF PROCEEDS

     The net cash proceeds from the Offering and the Stock Purchase are expected to be approximately $30,157,720. The net proceeds from the Offering and the Stock Purchase will be used for general corporate purposes.

            PRICE RANGE OF CLASS B COMMON STOCK AND DIVIDEND POLICY

     The principal market for the Class B Common Stock is the AMEX. The following table indicates the high and low per-share sale prices for the Class B Common Stock as reported by the AMEX for the periods indicated. The Class A Common Stock, which is also traded on the AMEX, is not being offered pursuant to this Prospectus.

                                                              HIGH           LOW
                                                              -----         -----
            1993
              First Quarter.................................  $24 3/8       $22 3/4
              Second Quarter................................   22 3/4        18
              Third Quarter.................................   18 1/2        15 7/8
              Fourth Quarter................................   16 3/4        14 7/8

            1994
              First Quarter.................................   21 7/8        15 1/2
              Second Quarter................................   21            17 7/8
              Third Quarter.................................   23 1/4        20 1/8
              Fourth Quarter................................   25 3/8        21 7/8

            1995
              First Quarter (through February 27, 1995).....   39 1/2        25 1/4

     On January 5, 1995, the last trading day preceding public announcement of the initial proposal by EBS to acquire the Company, the last reported sale price per share of Class B Common Stock on the AMEX was $26 1/4. On January 19, 1995, the last trading day preceding public announcement of a revised proposal by EBS to acquire the Company, the last reported sale price per share of Class B Common Stock on the AMEX was

$29. On February 21, 1995, the last trading day preceding public announcement of the execution of the Merger Agreement and the Stock Purchase Agreement, the last reported sale price per share of Class B Common Stock on the AMEX was $31 3/8. On February 27, 1995, the last reported sale price per share of Class B Common Stock on the AMEX was $39 1/4.

     During 1993 and the first three quarters of 1994, the Company declared and paid quarterly dividends of $.16 per share on its Class B Common Stock. In the fourth quarter of 1994, the Company declared and paid a dividend of $.17 per share on its Class B Common Stock. The payment of future dividends will be at the discretion of the Company's Board of Directors and will depend upon the level of earnings, financial condition and other factors relevant to the Company.

     The approximate number of holders of record of Class B Common Stock at December 31, 1994 was 405.

                                    DILUTION

     The unaudited net tangible book value of the shares of Common Stock as of September 30, 1994 was approximately $201,631,000, or $19.66 per share. "Net tangible book value" per share represents the amount of total tangible assets (total assets less intangible assets) less total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the sale by the Company of the 757,943 shares of Class B Common Stock offered hereby and pursuant to the Stock Purchase Agreement and after deducting the estimated offering expenses, the adjusted net tangible book value of the Company as of September 30, 1994 would have been approximately $231,789,000, or $21.04 per share, representing an immediate and substantial dilution of $18.96 per share in respect of shares of Class B Common Stock purchased pursuant to the Offering and the Stock Purchase Agreement. The following table illustrates this per share dilution:

               Subscription Price..........................               $40.00
                 Net tangible book value per share before
                    the Offering and the Stock Purchase....  $19.66
                 Increase per share attributable to
                    shareholders exercising Rights.........    1.38
                 Adjusted net tangible book value per share
                    after Offering and the Stock
                    Purchase...............................                21.04
                                                                          ------
                 Dilution to shareholders exercising
                    Rights(1)..............................               $18.96
                                                                          ======

- ---------------
(1) Dilution is determined by subtracting the net tangible book value per share from the Subscription Price paid by an investor for a share of Class B Common Stock in the Offering.

                                 CAPITALIZATION

     The following table sets forth the unaudited consolidated capitalization of the Company at September 30, 1994 and the consolidated capitalization of the Company at such date, as adjusted to give effect to the Offering and the Stock Purchase Agreement.

                                                                (DOLLARS IN THOUSANDS)
                                                                  SEPTEMBER 30, 1994
                                                              --------------------------
                                                               ACTUAL        AS ADJUSTED
                                                              --------       -----------
                                                                     (UNAUDITED)
        Total debt..........................................  $138,769        $ 138,769
                                                              --------       -----------
        Stockholders' equity
          Capital stock:
          Common, Class A, $.80 par value; authorized
             15,000,000 shares at September 30, 1994 and as
             adjusted; issued 8,868,053 shares at September
             30, 1994 and as adjusted.......................  $  7,094        $   7,094
          Common, Class B, $.80 par value; authorized
             2,500,000 shares; issued 1,809,282 shares at
             September 30, 1994 and 2,500,000 shares as
             adjusted.......................................     1,447            2,000
          Capital in excess of par value of common stock....   124,266          153,281
          Retained earnings.................................   101,567          101,567
                                                              --------       -----------
                                                               234,374          263,942

        Less, common stock in treasury, at cost; Class A,
          352,544 shares at September 30, 1994 and Class B,
          67,225 shares at September 30, 1994 and -0- shares
          as adjusted.......................................     6,787            6,197
                                                              --------       -----------
                  Total stockholders' equity................  $227,587        $ 257,745
                                                              --------       -----------
        Total capitalization................................  $366,356        $ 396,514
                                                              ========        =========

                         SELECTED FINANCIAL INFORMATION

     The following selected consolidated financial data of the Company for the four years ended December 31, 1993 have been audited by Coopers & Lybrand L.L.P., independent accountants. The financial data for the nine months ended September 30, 1994 and September 30, 1993 are derived from unaudited financial statements. The financial data for the nine month periods ended September 30, 1994 and September 30, 1993 include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the nine months ended September 30, 1994 are not necessarily indicative of the results that may be expected for the full year ended December 31, 1994. This information should be read in conjunction with, and is qualified in its entirety by reference to, the more detailed information and consolidated financial statements and notes thereto included or incorporated herein by reference.

                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                           NINE MONTHS ENDED
                                             SEPTEMBER 30,                  YEAR ENDED DECEMBER 31,
                                         ----------------------    -----------------------------------------
                                           1994        1993          1993       1992       1991       1990
                                         --------   -----------    --------   --------   --------   --------
                                              (UNAUDITED)
OPERATING DATA:
Net sales............................... $462,189    $ 402,678     $538,534   $542,172   $533,565   $501,498
Operating profit........................   36,760        7,172       15,549     44,329     56,983     60,126
Income (loss) from continuing operations
  before income taxes, minority
  interest, extraordinary losses and
  cumulative effect of accounting
  changes...............................   26,973       (4,172)       1,036     32,892     39,595     48,739
Income taxes............................  (10,712)         684       (1,151)   (12,901)   (15,294)   (18,922)
Income (loss) from continuing operations
  before minority interest,
  extraordinary losses and cumulative
  effect of accounting
  changes...............................   16,261       (3,488)        (115)    19,991     24,301     29,817
Minority interest in loss (earnings) of
  subsidiary............................       --          329          329     (9,996)   (11,496)   (13,657)
Income (loss) from continuing
  operations............................   16,261       (3,159)         214      9,995     12,805     16,160
Loss from discontinued operation........       --           --           --         --     (1,518)    (2,640)
Income (loss) before extraordinary
  losses and cumulative effect of
  accounting changes....................   16,261       (3,159)         214      9,995     11,287     13,520
Extraordinary losses from early
  extinguishment of debt................       --       (2,862)      (4,182)        --         --         --
Income (loss) before cumulative effect
  of accounting changes.................   16,261       (6,021)      (3,968)     9,995     11,287     13,520
Cumulative effect of accounting
  changes...............................       --      (27,200)     (27,200)     3,016         --         --
Net income (loss).......................   16,261      (33,221)     (31,168)    13,011     11,287     13,520
PER SHARE DATA:
Primary earnings (loss) per share of
  common stock:
Continuing operations................... $   1.59    $    (.33)    $    .02   $   1.55   $   2.00   $   2.44
Discontinued operation..................       --           --           --         --       (.24)      (.40)
Extraordinary losses from early
  extinguishment of debt................       --         (.30)        (.43)        --         --         --
Cumulative effect of accounting
  changes...............................       --        (2.88)       (2.82)       .47         --         --
Net income (loss).......................     1.59        (3.51)       (3.23)      2.02       1.76       2.04
Dividends per share of common stock.....      .48          .48          .64        .64        .64        .64
BALANCE SHEET DATA:
Total assets............................ $503,810    $ 502,803     $492,058   $484,003   $459,639   $433,222
Working capital.........................  104,231      126,349      102,246    156,306    140,603     63,743
Long-term debt, less current
  installments..........................  133,991      157,640      139,294    136,227    127,542     70,530
Stockholders' equity....................  227,587      215,054      215,666    168,240    158,665    151,066

                              RECENT DEVELOPMENTS

     On January 18, 1995, the Company announced operating results for the three months and twelve months ended December 31, 1994. Such operating results are unaudited and are not necessarily indicative of the results that may be expected for the Company in the future. Selected operating results of the Company for the three months and twelve months ended December 31, 1994 and 1993 are presented below:

                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                             THREE MONTHS ENDED                  YEAR ENDED
                                                DECEMBER 31,                    DECEMBER 31,
                                           -----------------------       --------------------------
                                              1994         1993             1994            1993
                                           ----------   ----------       ----------       ---------
                                                 (UNAUDITED)             (UNAUDITED)
OPERATING DATA:
Net sales................................  $  141,799   $  135,856       $  603,988       $ 538,534
Income before income taxes, minority
  interest, extraordinary losses and
  cumulative effect of accounting
  changes................................      17,480        5,208           44,453           1,036
Income taxes.............................      (6,796)      (1,835)         (17,508)         (1,151)
Income (loss) before minority interest,
  extraordinary losses and the cumulative
  effect of accounting changes...........      10,684        3,373           26,945            (115)
Minority interest in loss of
  subsidiary.............................          --           --               --             329
Income before extraordinary losses and
  cumulative effect of accounting
  changes................................      10,684        3,373           26,945(A)          214(B)
Extraordinary losses.....................          --       (1,320)(C)           --          (4,182)(D)
Income (loss) before cumulative effect of
  accounting changes.....................      10,684        2,053           26,945          (3,968)
Cumulative effect of accounting
  changes................................          --           --               --         (27,200)(E)
Net income (loss)........................      10,684        2,053           26,945         (31,168)

PER SHARE DATA:
Earnings (loss) per share of common
  stock:
  Income before extraordinary losses and
     cumulative effect of accounting
     changes.............................  $     1.04   $      .33       $     2.63(A)    $     .02(B)
  Extraordinary losses...................          --         (.13)(C)           --            (.43)(D)
  Cumulative effect of accounting
     changes.............................          --           --               --           (2.82)(E)
                                           ----------   ----------       ----------       ---------
     Net income (loss)...................  $     1.04   $      .20       $     2.63       $   (3.23)
                                            =========    =========        =========        ========
Weighted average number of common shares
  outstanding............................  10,262,707   10,219,077       10,245,112       9,634,622
                                            =========    =========        =========        ========

- ---------------
(A) Reflects a charge of $2,600,000, or $.25 per share, related to the establishment of a reserve for ongoing patent infringement litigation and a charge of $3,294,000, or $.32 per share, related to a plant consolidation and restructuring of the Company's tobacco businesses.

(B) Includes restructuring charges of $7,720,000, or $.80 per share.

(C) Represents the early extinguishment of the Company's 9.4% subordinated debentures.

(D) Represents the early extinguishment of the Company's 9.4% subordinated debentures and 12% senior subordinated debentures.

(E) Represents the cumulative effect of the adoption of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" and No. 112, "Employers' Accounting for Postemployment Benefits."

                              THE RIGHTS OFFERING

THE RIGHTS

     The Company is issuing Rights to each Rights Holder as of the close of business on the Record Date at no charge to such Rights Holders. The Company will issue .435 Rights for each share of Class B Common Stock held on the Record Date. Each Right will entitle the holder thereof to purchase one share of Class B Common Stock. The Rights will be evidenced by nontransferable Subscription Right Certificates which are being distributed to each Rights Holder contemporaneously with the delivery of this Prospectus.

     The Company will issue Rights to purchase an aggregate of 757,943 shares of Class B Common Stock offered pursuant to this Prospectus.

     No fractional Rights or cash in lieu thereof will be issued or paid. Instead, the number of Rights issued to a Rights Holder will be rounded up to the nearest whole number. No more than 757,943 shares of Class B Common Stock will be issued upon exercise of the Rights. If Rights to purchase in excess of 757,943 shares are exercised, the Company will allocate the 757,943 shares available for purchase to the exercising Rights Holders on a pro rata basis to the extent practicable. A depository, bank, trust company or securities broker or dealer holding shares of Class B Common Stock on the Record Date for more than one beneficial owner may, upon delivery to the Subscription Agent of the Certification and Request for Additional Rights form available from the Subscription Agent, exchange its Subscription Right Certificate to obtain a Subscription Right Certificate for the number of Rights to which all such beneficial owners in the aggregate would have been entitled had each been a holder on the Record Date. No other Subscription Right Certificate may be so divided as to increase the number of Rights to which the original recipient was entitled. The Company reserves the right to refuse to issue any Subscription Right Certificate if such issuance would be inconsistent with the principle that each beneficial owner's holdings will be rounded up to the nearest whole number of Rights. The Subscription Agent must receive the Certification and Request for
Additional Rights no later than 5:00 p.m. on             , 1995, after which
time no new Subscription Right Certificates will be issued.

     Because the number of Rights issued to each Rights Holder will be rounded up to the nearest whole number, beneficial owners of Class B Common Stock who are also the record holders of their shares will receive more Rights under certain circumstances than beneficial owners of Class B Common Stock who are not the record holders of their shares and who do not obtain (or cause the record holder of their shares of Class B Common Stock to obtain) a separate Subscription Right Certificate with respect to the shares beneficially owned by them, including shares held in an investment advisory or similar account. To the extent that record holders or beneficial owners of Class B Common Stock who obtain a separate Subscription Right Certificate receive more Rights, they will be able to subscribe for more shares. Beneficial owners of Class B Common Stock who are not record holders should contact the nominee Rights Holder to obtain a separate Subscription Right Certificate. See "The Rights Offering -- Exercise of Rights."

TERMINATION TIME

     The Rights will expire at the Termination Time, 5:00 p.m., New York time,
on                , 1995, subject to extension in the discretion of the Company.
After the Termination Time, unexercised Rights will be null and void. The Company will not be obligated to honor any purported exercise of Rights received by the Subscription Agent after the Termination Time, regardless of when the documents relating to that exercise were sent, except pursuant to the Guaranteed Delivery Procedures described below. The Company may extend the Termination Time by giving oral or written notice to the Subscription Agent on or before the Termination Time, followed by a press release no later than 9:00 a.m. on the next business day after the previously scheduled Termination Time. The Offering will not be extended to a time later than 5:00 p.m., New York time, on
               , 1995.

SUBSCRIPTION PRIVILEGE

     Each whole Right will entitle the holder thereof to purchase at the Subscription Price one Underlying Share (the "Subscription Privilege"). Each Rights Holder is entitled to subscribe for all, or any portion of, the

Underlying Shares which may be acquired through the exercise of such holder's Rights. Certificates representing Underlying Shares purchased pursuant to the Subscription Privilege will be delivered to subscribers as soon as practicable after completion of the Offering.

SUBSCRIPTION PRICE

     The Subscription Price is $40.00 per Underlying Share subscribed for pursuant to the Subscription Privilege, payable in cash.

EXERCISE OF RIGHTS

     Rights Holders may exercise their Rights by delivering to the Subscription Agent, at the addresses specified below, at or prior to the Termination Time, the properly completed and executed Subscription Right Certificate(s) evidencing those Rights, with any signatures guaranteed as required, together with payment in full of the Subscription Price for each Underlying Share subscribed for pursuant to the Subscription Privilege. Payment may be made only (i) by check or bank draft drawn upon a U.S. bank, or postal, telegraphic or express money order, payable to The Bank of New York, as Subscription Agent or (ii) by wire transfer of funds to the account maintained by the Subscription Agent for the purpose of accepting subscriptions at The Bank of New York, ABA # 021000018, for Further Credit to A/C 8900060603, Ref: American Maize-Products Company. The Subscription Price will be deemed to have been received by the Subscription Agent only upon (i) clearance of any uncertified check, (ii) receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or any postal, telegraphic or express money order or (iii) receipt of collected funds in the Subscription Agent's account designated above. Funds paid by uncertified personal check may take at least five business days to clear. Accordingly, Rights Holders who wish to pay the Subscription Price by means of an uncertified personal check are urged to make payment sufficiently in advance of the Termination Time to ensure that such payment is received and clears by such time and are urged to consider in the alternative payment by means of certified check, bank draft, money order or wire transfer of funds. All funds received in payment of the Subscription Price shall be held by the Subscription Agent and invested at the direction of the Company in short-term certificates of deposit, short-term obligations of the United States or any state or any agency thereof or money market mutual funds investing in the foregoing instruments. The account in which such funds will be held may not be insured by the Federal Deposit Insurance Corporation. Any interest earned on such funds will be retained by the Company.

     The Subscription Right Certificates and payment of the Subscription Price or, if applicable, Notices of Guaranteed Delivery must be delivered to the Subscription Agent at the following addresses:

     If by mail:

         Tender and Exchange Department
         P.O. Box 11248
         Church Street Station
         New York, N.Y. 10286-1248

     If by hand:

         Tender and Exchange Department
         101 Barclay Street
         Receive & Deliver Window
         New York, N.Y. 10286

     If by overnight courier:

         Tender and Exchange Department
         101 Barclay Street
         Receive & Deliver Window
         New York, N.Y. 10286

     The Subscription Agent's telephone number is (800) 507-9357.

     The Company will pay the fees and expenses of the Subscription Agent and has also agreed to indemnify the Subscription Agent from certain liabilities, including liabilities under the Securities Act of 1933, as amended, which it may incur in connection with the Offering.

     If a Rights Holder wishes to exercise Rights, but time will not permit such holder to cause the Subscription Right Certificate(s) evidencing those Rights to reach the Subscription Agent prior to the Termination Time, such Rights may nevertheless be exercised if all of the following conditions (the "Guaranteed Delivery Procedures") are met:

          (i) the Rights Holder has caused payment in full of the Subscription Price for each Underlying Share being subscribed for pursuant to the Subscription Privilege to be received (in the manner set forth above) by the Subscription Agent at or prior to the Termination Time;

          (ii) the Subscription Agent receives, at or prior to the Termination Time, a guarantee notice (a "Notice of Guaranteed Delivery"), substantially in the form provided with Instructions as to Use of the Company's Subscription Right Certificates (the "Instructions") distributed with the Subscription Right Certificates, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or from a commercial bank or trust company having an office or correspondent in the United States (each, an "Eligible Institution"), stating the name of the exercising Rights Holder, the number of Underlying Shares being subscribed for pursuant to the Subscription Privilege, and guaranteeing the delivery to the Subscription Agent of the Subscription Right Certificate(s) evidencing those Rights within five (5) business days following the date of the Notice of Guaranteed Delivery; and

          (iii) the properly completed Subscription Right Certificate(s) evidencing the Rights being exercised, with any signatures guaranteed as required, is received by the Subscription Agent within five (5) business days following the date of the Notice of Guaranteed Delivery relating thereto. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as Subscription Right Certificates at the address set forth above or may be transmitted to the Subscription Agent by telegram or facsimile transmission (telecopier number (212) 815-6213 (for Eligible Institutions Only)).

     If an exercising Rights Holder does not indicate the number of Rights being exercised, or does not forward full payment of the aggregate Subscription Price for the number of Rights that the Rights Holder indicates are being exercised, then the Rights Holder will be deemed to have exercised the Subscription Privilege with respect to the maximum number of Rights that may be exercised for the aggregate payment delivered by the Rights Holder and, to the extent that the aggregate payment delivered by the Rights Holder exceeds the product of the Subscription Price multiplied by the number of Rights evidenced by the Subscription Right Certificates delivered by the Rights Holder (such excess being the "Subscription Excess"), the Rights Holder will receive promptly by mail a refund equal to the Subscription Excess without interest or deduction.

     Certificates representing shares of Class B Common Stock subscribed for and issued pursuant to the Subscription Privilege will be mailed as soon as practicable after completion of the Offering.

     Unless a Subscription Right Certificate (i) provides that the Underlying Shares to be issued pursuant to the exercise of the Rights represented thereby are to be issued to the holder of such Rights or (ii) is submitted for the account of an Eligible Institution, signatures on each Subscription Right Certificate must be guaranteed by an Eligible Institution.

     Rights Holders who hold shares of Class B Common Stock for the account of others, such as brokers, trustees or depositaries for securities, should contact the respective beneficial owners of such shares as soon as possible to ascertain these beneficial owners' intentions and to obtain instructions with respect to their Rights. If a beneficial owner so instructs, the record holder of that beneficial owners' Rights should complete appropriate Subscription Right Certificates and submit them to the Subscription Agent with the proper payment. In addition, beneficial owners of Rights through such a nominee holder should contact the nominee holder and request the nominee holder to effect transactions in accordance with the beneficial owners' instructions. If a beneficial owner wishes to obtain a separate Subscription Right Certificate, such beneficial owner should contact the nominee as soon as possible and request that a separate Subscription Right Certificate be issued. A nominee may request any Subscription Right Certificate held by it to be split into such smaller denominations as it wishes, provided that the Subscription Right Certificate is received by the Subscription Agent, properly endorsed, no later than 5:00 p.m., New York time,
on                , 1995.

     The Instructions accompanying the Subscription Right Certificates should be read carefully and followed in detail. SUBSCRIPTION RIGHT CERTIFICATES SHOULD BE SENT WITH PAYMENT TO THE SUBSCRIPTION AGENT. DO NOT SEND SUBSCRIPTION RIGHT CERTIFICATES TO THE COMPANY.

     THE METHOD OF DELIVERY OF SUBSCRIPTION RIGHT CERTIFICATES AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT WILL BE AT THE ELECTION AND RISK OF THE RIGHTS HOLDERS. IF SUBSCRIPTION RIGHT CERTIFICATES AND PAYMENTS ARE SENT BY MAIL, RIGHTS HOLDERS ARE URGED TO SEND SUCH MATERIALS BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND ARE URGED TO ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO THE TERMINATION TIME. BECAUSE UNCERTIFIED CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, RIGHTS HOLDERS ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED CHECK, BANK DRAFT, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

     All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by the Company, whose determination will be final and binding. The Company, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right. Subscription Right Certificates will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines, in its sole discretion. Neither the Company nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Right Certificates or incur any liability for failure to give such notification. The Company reserves the right to reject any exercise if such exercise is not in accordance with the terms of the Offering or not in proper form or if the acceptance thereof or the issuance of the Class B Common Stock pursuant thereto could be deemed unlawful.

     All questions or requests for assistance concerning the method of exercising Rights or requests for additional copies of this Prospectus, the Instructions or the Notice of Guaranteed Delivery should be directed to the Subscription Agent.

NO REVOCATION

     ONCE A RIGHTS HOLDER HAS PROPERLY EXERCISED THE SUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED.

PROCEDURES FOR DTC PARTICIPANTS

     It is anticipated that the exercise of the Subscription Privilege may be effected through the facilities of The Depository Trust Company ("DTC").

NONTRANSFERABILITY OF RIGHTS

     The Rights are not transferable and may be exercised only by a subscribing Rights Holder for such holder's account, provided that such Rights may be transferred by operation of law in the case of death, dissolution, liquidation or bankruptcy of the Rights Holder, or pursuant to an order of an appropriate court.

DETERMINATION OF SUBSCRIPTION PRICE

     The Subscription Price was determined by the Company based on negotiations with EBS and Sub.

FOREIGN AND CERTAIN OTHER SHAREHOLDERS

     Subscription Right Certificates will not be mailed to Rights Holders whose addresses are outside the United States and Canada or who have an APO or FPO address, but will be held by the Subscription Agent for each Rights Holder's accounts. To exercise their Rights, such persons must notify the Subscription Agent at or prior to the Termination Time.

                                THE ACQUISITION

THE MERGER AGREEMENT

     On February 22, 1995, the Company, EBS and Sub entered into the Merger Agreement. The following discussion of the Merger Agreement and the transactions contemplated thereby, including the Tender Offer and the Merger, does not purport to be complete and is qualified in its entirety by reference to the text of the Merger Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, and is incorporated herein by reference.

     The Tender Offer. The Merger Agreement provides that Sub will commence the Tender Offer and, subject to the terms of the Tender Offer, EBS shall accept for payment and pay for Shares which have been validly tendered pursuant to the Tender Offer at a price of $40.00 per Share, net to the seller in cash (the "Merger Consideration"), promptly after expiration of the Tender Offer, provided that all conditions to the Tender Offer have been satisfied or are capable of being satisfied, using reasonable efforts, within 90 days of the commencement of the Tender Offer, or waived, to the extent permitted by the Merger Agreement, by EBS or Sub. EBS may not, without the prior written consent of the Company, (a) decrease the Merger Consideration, (b) decrease the number of shares to be purchased in the Tender Offer, (c) change the form of consideration payable in the Tender Offer, (d) add to or change the conditions of the Tender Offer, (e) change or waive the Minimum Condition or (f) make any other change in the terms or conditions of the Tender Offer which is adverse to the holders of the Shares.

     If all of the conditions to the Tender Offer are satisfied as of the scheduled expiration date thereof, the Tender Offer may not be extended without the prior written consent of the Company. If as of the scheduled expiration date of the Tender Offer the conditions to the Tender Offer have not been satisfied but are capable, using reasonable efforts, of being satisfied within 90 days of the commencement of the Tender Offer or, to the extent permitted by the Merger Agreement, waived by EBS or Sub, EBS shall extend the Tender Offer until the earliest of (i) the purchase of Shares pursuant to the Tender Offer, (ii) 90 days from the commencement of the Tender Offer and (iii) the termination of the Merger Agreement.

     Conditions to the Tender Offer. The Merger Agreement provides that Sub will not be obligated to accept for payment any Shares tendered until the expiration of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and Sub shall not be required to accept for payment or pay for any Shares, or may delay the acceptance for payment of or payment for, any shares tendered, or may, in its sole discretion, subject to the terms and conditions of the Merger Agreement, terminate or amend the Tender Offer as to any shares not then paid for, if (A) there have not been validly tendered prior to the expiration of the Tender Offer and not withdrawn, (i) a number of shares of Class A Common Stock which, together with the number of shares of Class A Common Stock then beneficially owned by EBS and its affiliates, constitute at least a majority of the outstanding shares of Class A Common Stock on a fully-diluted basis and (ii) a number of shares of Class B Common Stock which, together with the number of shares of Class B Common Stock which EBS or its affiliates have purchased or are then obligated to purchase under the Stock Purchase Agreement (all conditions to the obligations of the parties under the Stock Purchase Agreement (other than the completion of the Tender Offer) having been satisfied) and the number of shares of Class B Common Stock then beneficially owned by EBS and its affiliates, constitute at least a majority of the outstanding shares of Class B Common Stock on a fully-diluted basis or (B) at any time on or after February 22, 1995, and at or prior to the time of payment for any such

Shares (whether or not any Shares have theretofore been accepted for payment pursuant to the Tender Offer), any of the following events shall have occurred and be continuing:

          (a) there shall have occurred (i) any general suspension of, or limitation on times or prices for, trading in securities on any United States national securities exchange or over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or France, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States having a material adverse effect on the functioning of the financial markets in the United States, (iv) any limitation (whether or not mandatory) by any governmental or regulatory authority, agency, commission or other entity, domestic or foreign ("Governmental Entity"), on, or any other event having a material adverse effect on, the extension of credit by banks or other lending institutions in the United States or France, (v) any suspension of, or material limitation (whether or not mandatory) on, the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States or France, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Tender Offer, a material acceleration or worsening thereof; or

          (b) the Company shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under the Merger Agreement or the Stock Purchase Agreement or any representation or warranty of the Company set forth in the Merger Agreement or the Stock Purchase Agreement shall have been untrue or incorrect when made or thereafter shall become untrue or incorrect, except where such breach, failure to perform or lack of truthfulness or correctness has been caused by or results from a breach by EBS or Sub of any of their obligations under the Merger Agreement or the Stock Purchase Agreement; or

          (c) there shall have been instituted or be pending any action, litigation or proceeding before any court or governmental, regulatory or administrative agency, authority or commission, domestic or foreign, which
     (i) challenges the acquisition by EBS or Sub of the Shares, or seeks to restrain, materially delay or prohibit the Tender Offer, the Merger, the Stock Purchase Agreement or other subsequent business combination or seeks material damages in connection therewith; (ii) seeks to prohibit or materially limit the ownership or operation by EBS, Sub or their affiliates and subsidiaries of any material portion of the business or assets of the Company (including the business or assets of their respective affiliates and subsidiaries), taken as a whole, or of EBS or Sub (including the business or assets of their respective affiliates and subsidiaries) taken as a whole, in each case as a result of the transactions contemplated by the Merger Agreement and the Stock Purchase Agreement; (iii) seeks to impose material limitations on the ability of EBS or Sub (including the business or assets of their respective affiliates and subsidiaries) to hold or to exercise full rights of ownership of the Shares, including without limitation the right to vote any Shares purchased by them on an equal basis on all matters properly presented to the holders of such class of Shares; or

          (d) there shall have been any action taken, or any statute, rule, regulation, order or injunction sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to the Tender Offer, the Merger or the Stock Purchase (other than the application of the waiting period provisions of the HSR Act), which would result in any of the consequences referred to in clauses (i) through (iii) of paragraph (c) above; or

          (e) it shall have been publicly disclosed or EBS shall have learned that any person, entity or "group" (as defined in Section 13(d) of the Exchange Act and the rules promulgated thereunder) shall have become the beneficial owner (as defined in Section 13(d) of the Exchange Act and the rules promulgated thereunder) of more than 25% of any class or series of capital stock of the Company (including any class of the Shares), (other than acquisitions by persons or groups who have publicly disclosed such ownership on or prior to February 22, 1995 in a Schedule 13D or 13G (or amendments thereto on file with the Commission); or

          (f) the Board of Directors of the Company shall have amended, modified or withdrawn its recommendation of the Tender Offer or the Merger, or shall have failed to publicly reconfirm such recommendation upon request by EBS or Sub or shall have endorsed, approved or recommended any other Acquisition Proposal (as defined below), or shall have resolved to do any of the foregoing; or

          (g) the Company and EBS or Sub shall have reached an agreement or understanding that the Tender Offer be terminated or amended, or that payment for the Shares be delayed; or

          (h) the Dow Jones Industrial Average (as reported by The Wall Street Journal) shall have lost 20% or more of the value it had at the date of the Merger Agreement; or

          (i) any other Regulatory Filings (as defined in Section 6.1(d) of the Merger Agreement) and consents applicable to the Tender Offer or the Stock Purchase Agreement shall not have been obtained on terms and conditions reasonably satisfactory to EBS or Sub, or if EBS shall have received notice under the Exon-Florio Amendment (as defined in Section 6.1(d) of the Merger Agreement) that the Committee on Foreign Investment in the United States has determined to investigate the Tender Offer or any related transaction;

which, in any such case, and regardless of the circumstances (including any action or inaction by EBS or Sub other than a breach by EBS or Sub of the Merger Agreement or the Stock Purchase Agreement) giving rise to any such conditions, makes it inadvisable to proceed with the Tender Offer and/or with such acceptance for payment of or payment for Shares.

     The Board. The Merger Agreement provides that, upon the request of EBS, the Company shall, subject to compliance with applicable law and promptly following the purchase by Sub of more than 50 percent of the outstanding shares of Class A Common Stock and more than 50 percent of the outstanding shares of Class B Common Stock pursuant to the Tender Offer, the Stock Purchase Agreement or otherwise, take all actions necessary to cause persons designated by EBS to become directors of the Company so that the total number of such persons equals that number of directors, rounded up to the next whole number, which represents
(i) the product of (w) the total number of directors on the Board of Directors the shares of Class A Common Stock are entitled to elect multiplied by (x) the percentage that the number of shares of Class A Common Stock so accepted for payment plus any shares of Class A Common Stock beneficially owned by EBS or its affiliates on the date of the Merger Agreement bears to the number of shares of Class A Common Stock outstanding at the time of such acceptance for payment plus
(ii) the product of (y) the total number of directors on the Board of Directors the shares of Class B Common Stock are entitled to elect multiplied by (z) the percentage that the number of shares of Class B Common Stock so accepted for payment plus any shares of Class B Common Stock beneficially owned by EBS or its affiliates on the date of the Merger Agreement bears to the number of shares of Class B Common Stock outstanding at the time of such acceptance for payment. In furtherance thereof, the Company shall increase the size of the Company's Board of Directors, or use its best efforts to secure the resignation of directors, or both, as is necessary to permit EBS's designees to be elected to the Company's Board of Directors; provided, however, that prior to the Effective Time (as defined in Section 2.3 of the Merger Agreement), the Company's Board of Directors shall always have at least two members who are neither officers of EBS or the Company (or any of their respective affiliates) nor designees of EBS (or any of its affiliates), nor shareholders or affiliates of EBS, nor beneficial owners of 5% or more of any class of the capital stock of the Company (or any of their respective affiliates) ("Insiders"). At such time, the Company, if so requested, will use its best efforts to cause persons designated by EBS to constitute the same percentage of each committee of such board, each board of directors of each subsidiary of the Company and each committee of each such board (in each case to the extent of the Company's ability to elect such persons).

     For purposes of provisions of the Merger Agreement relating to termination of the Merger, modification or amendment of the Merger Agreement, or waiver of conditions to the Company's obligations to consummate the Merger, no action taken by the Board of Directors of the Company prior to the Merger shall be effective unless such action is approved by the affirmative vote of at least a majority of the directors of the Company who are not Insiders.

     The Merger. The Merger Agreement provides that, subject to the terms and conditions contained therein, at the effective time of the Merger, Sub will be merged with and into the Company and the separate corporate existence of Sub will thereupon cease. The Company will be the surviving corporation in the Merger

(the "Surviving Corporation") and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except that the Certificate of Incorporation of Sub in effect at the Effective Time will be the Certificate of Incorporation of the Surviving Corporation and the By-Laws of Sub in effect at the Effective Time shall be the By-Laws of the Surviving Corporation. The directors of Sub and the officers of the Company at the Effective Time will, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

     As provided in the Merger Agreement, each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by EBS, Sub or any other subsidiary or affiliate of EBS, and other than Dissenting Shares, as hereinafter defined) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, an amount in cash equal to the Merger Consideration or such greater amount which may be paid pursuant to the Tender Offer. Any Shares held by shareholders exercising appraisal rights pursuant to Section 909 of the Maine Business Corporation Act (the "MBCA") ("Dissenting Shares") shall, by virtue of the Merger, be converted into the right to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with
Section 909 of the MBCA. At the Effective Time, each share of common stock of Sub issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of Sub or the holders of such shares, be converted into one share of common stock of the Surviving Corporation.

     The Merger Agreement provides that immediately prior to the Effective Time, each option or right to acquire Shares or stock appreciation rights with respect to the Shares ("SARs"), shall, without any action on the part of the holder thereof, and whether or not then exercisable, be converted into the right to receive an amount (subject to withholding tax) in cash, if any, equal to the product of (x) the Merger Consideration minus the current option, acquisition or base price per share of such option or right and (y) the number of Shares subject to such option or right, payable to the holder thereof without interest thereon, at the Effective Time of the Merger and such option or right will be cancelled and retired and shall cease to exist. If and to the extent required by the terms of the plans governing such options or rights or pursuant to the terms of any option or right granted thereunder, the Company shall use all reasonable efforts to obtain the consent of each holder of outstanding stock options or rights to the foregoing treatment of such stock options or rights and to take any other action reasonably necessary to effectuate the foregoing provisions. The Company shall take all reasonably necessary action to provide that the Stock Plans (as defined in Section 6.1(b) of the Merger Agreement) shall be terminated as of the Effective Time.

     The Merger Agreement provides that following the consummation of the Tender Offer, the Company will take, consistent with applicable law and its Articles of Incorporation and By-Laws, all action necessary to duly call, give notice of, convene and hold a meeting of holders of Shares as promptly as practicable to consider and vote upon the approval of the Merger Agreement and the Merger. The Company has agreed, subject to fiduciary requirements of applicable law, that the Board of Directors of the Company will recommend such approval and the Company will take all lawful action to solicit such approval. EBS has agreed that at any such meeting of the Company all of the Shares then owned by the EBS Companies (defined in Section 5.1(a) of the Merger Agreement as "Purchaser Companies") will be voted in favor of the Merger Agreement. At the election of EBS, if EBS or Sub owns after the expiration of the Tender Offer at least 90% of the outstanding Shares of each class of the Company's stock, EBS, Sub and the Company have agreed to effect the Merger without shareholder action in accordance with Section 904 of the MBCA.

     Conditions to the Merger. Under the Merger Agreement, the respective obligations of EBS, Sub and the Company to consummate the Merger are subject to the fulfillment or waiver, where permissible, of the following conditions: (a) the requisite approval, if any, of the shareholders of the Company; (b) Sub (or one of the EBS Companies) having purchased enough Shares pursuant to the Tender Offer and the Stock Purchase Agreement sufficient to satisfy the Minimum Condition; provided, however, that this condition will be deemed satisfied with respect to EBS and Sub if the EBS Companies shall have failed to purchase Shares pursuant to the Tender Offer or the Stock Purchase Agreement in violation of the terms thereof; (c) the expiration or termination of all waiting periods under the HSR Act applicable to the Merger; and (d) the compliance in all material respects by the other party with all agreements and obligations of such party under the Merger Agreement or the Stock Purchase Agreement prior to the Effective Time. The obligations of EBS and Sub to consummate the Merger are further conditioned on no statute, rule, regulation, judgment, decree, injunction or other order having been enacted, issued, promulgated, enforced or entered by any court or governmental entity which prohibits or materially restricts the consummation of the transactions contemplated by the Merger Agreement or the Stock Purchase Agreement, or materially restricts the business operations of EBS, Sub or the Company as a result of such transactions. The obligations of the Company to consummate the Merger are further conditioned on no statute, rule, regulation, judgment, decree or other order having been enacted, issued, promulgated, enforced or entered by any court or governmental entity which prohibits consummation of the Merger Agreement or the Stock Purchase Agreement in accordance with the terms thereof.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties. Representations and warranties of EBS and Sub include, without limitation, certain matters relating to their organization and qualification to do business, their authority to enter into the Merger Agreement and the Stock Purchase Agreement and to consummate the transactions contemplated thereby, their filings with the SEC in connection with the Tender Offer, consents and approvals required for the execution and delivery of the Merger Agreement and the Stock Purchase Agreement and the consummation of the transactions contemplated thereby and the availability of funds sufficient to consummate the Tender Offer, the Merger and the transactions contemplated by the Stock Purchase Agreement on the terms contemplated thereby.

     Representations and warranties of the Company include, without limitation, certain matters relating to its organization and qualification to do business, capitalization, authority to enter into the Merger Agreement and the Stock Purchase Agreement and to consummate the transactions contemplated thereby, consents and approvals required for the execution and delivery of the Merger Agreement and the Stock Purchase Agreement and the consummation of the transactions contemplated thereby, filings with the SEC, the absence of certain changes since December 31, 1993, litigation and liabilities, employee benefit matters, taxes, compliance with law, intellectual property, labor, insurance and environmental matters.

     Interim Operations of the Company. Pursuant to the Merger Agreement, the Company has agreed that, prior to the date on which a majority of the Company's directors are EBS Insiders (unless EBS otherwise agrees in writing and except as otherwise contemplated by the Merger Agreement or the Stock Purchase Agreement):
(a) the business of the Company and its subsidiaries will be conducted only in the ordinary and usual course and, to the extent consistent therewith, each of the Company and its subsidiaries shall use all reasonable efforts to preserve its business organization and goodwill intact, keep available the services of its officers and employees as a group and maintain its existing relations with customers, suppliers, distributors, employees and others having business relationships with it, in each case in all material respects; (b) the Company and its subsidiaries will not (i) sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries, (ii) adopt or propose any amendment or change of their respective Articles or By-Laws, (iii) split, combine or reclassify the outstanding Shares, or (iv) declare, set aside or pay any dividend payable in cash, stock or property with respect to the Shares, except for regular quarterly cash dividends not in excess of $0.17 per Share;
(c) except as provided for in the disclosure schedules to the Merger Agreement, neither the Company nor any of its subsidiaries will (i) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class of the Company or its subsidiaries or any other property or assets other than, in the case of the Company, shares of Class B Common Stock issuable pursuant to the terms of the Stock Purchase Agreement and shares of Class A Common Stock issuable pursuant to options outstanding on the date of the Merger Agreement under the Stock Plans,
(ii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any material assets or incur or modify any indebtedness or other liability or issue any debt securities or securities convertible into or exchangeable for debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any person, in each case other than in the ordinary and usual course of business and in a manner consistent with past practice, (iii) acquire directly or indirectly by redemption or otherwise any shares of the capital stock of the Company, (iv) authorize or make capital expenditures in excess of $1,000,000 individually, (v) make any acquisition of assets (other than in the ordinary course of business) or investment in the stock of any other person or entity, or (vi) merge or consolidate with any other person; (d) except as provided for in the disclosure schedules to the Merger Agreement, other than in the ordinary and usual course of business consistent with past practice or pursuant to obligations imposed by collective bargaining agreements, neither the Company nor any of its subsidiaries will increase the compensation payable or to become payable to its executive officers or employees, enter into any contract or other binding commitment in respect of any such increase or grant any severance or termination pay (other than pursuant to a Plan (as defined in Section 6.1(h) of the Merger Agreement) or policy existing as of the date of the Merger Agreement) to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or such subsidiaries, and neither the Company nor any of its subsidiaries will establish, adopt, enter into, make any new grants or awards under or amend, any collective bargaining agreement or Plan, except as required by applicable law, including any obligation to engage in good faith collective bargaining, to maintain tax-qualified status or as may be required by any Plan existing as of the date of the Merger Agreement; (e) neither the Company nor any of its subsidiaries will settle or compromise any material claims or litigation or, except in the ordinary and usual course of business, modify, amend or terminate any of its material Contracts (as defined in Section 6.1(d)(ii) of the Merger Agreement) or waive, release or assign any material rights or claims, or make any payment, direct or indirect, of any material liability of the Company or any subsidiary before the same becomes due and payable in accordance with its terms; (f) neither the Company nor any of its subsidiaries will take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice with respect to accounting policies or procedures (including tax accounting policies and procedures) and except as may be required by the SEC or the Financial Accounting Standards Board; (g) neither the Company nor any of its subsidiaries will make any material tax election or permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to EBS, except in the ordinary and usual course of business; and (h) neither the Company nor any of its subsidiaries will authorize or enter into an agreement to do any of the foregoing.

     Employment Contracts and Employee Benefits. The Merger Agreement provides that, from and after the Effective Time, EBS and the Surviving Corporation will honor in accordance with their terms all existing individual employment, severance, early retirement, deferred compensation, consulting and salary continuation agreements listed and specifically denoted on the disclosure schedules to the Merger Agreement between the Company and any of its subsidiaries and any current or former officer, director, employee or consultant of the Company or any of its subsidiaries. The Merger Agreement further provides that, from the Effective Time through December 31, 1996, EBS will cause the Surviving Corporation and its successors to provide the employees of the Company and its subsidiaries with employee benefit plans and programs (other than the Stock Option Plans) which in the aggregate are no less favorable in all material respects than those provided to such employees on the date of the Merger Agreement; provided, however, that the Surviving Corporation will not be required to maintain any specific benefit plans or programs. EBS has agreed to cause the Surviving Corporation to pay each person employed at the Company's corporate headquarters in Stamford, Connecticut at the consummation of the Tender Offer whose employment is terminated by the Surviving Corporation within one year following such consummation (other than termination for cause) a lump-sum severance payment upon such termination equal to the product of (x) one month of such employee's base salary at the time of termination and (y) the number of full years of service such employee has accumulated with the Company and the Surviving Corporation, up to a maximum of 12 years of service credit; provided that such severance provision shall not apply to any employee who is eligible to receive a severance payment upon termination by virtue of such employee's employment contract with the Company and shall be reduced by any other severance payment due to the employee. The Company has further agreed that, prior to the Effective Time, the Company will amend its Capital Accumulation Plan to provide that it shall not be permitted to invest in Class A Common Stock or Class B Common Stock as of the Effective Time.

     Acquisition Proposals. The Company has agreed that neither the Company nor any of its subsidiaries will, and the Company will direct and use all reasonable efforts to cause the respective officers and directors of the Company or its subsidiaries and the employees, agents and representatives of the Company and its subsidiaries (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to shareholders of the Company) with respect to a merger, consolidation or similar transaction involving, or any purchase of
(a) all or any significant portion of the assets of the Company or any of its significant subsidiaries (American Maize-Products Decatur Inc., American Maize-Products Dimmit Inc. or Swisher International, Inc.), (b) 25% or more of the outstanding shares of the Class A Common Stock and/or the Class B Common Stock of the Company or (c) a majority of the outstanding shares of the capital stock of the Company's significant subsidiaries (any such proposal or offer, an "Acquisition Proposal") or, except to the extent legally required for the discharge by the Company's Board of Directors of its fiduciary duties as advised by outside counsel to the Company, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal or enter into any agreement or understanding with any other person or entity with the intent to effect any Acquisition Proposal. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company will use all reasonable efforts to take all necessary steps to inform the respective officers and directors of the Company or its subsidiaries and the employees, agents and representatives of the Company and its subsidiaries of its obligations pursuant to the Merger Agreement. The Company will promptly notify EBS if any such inquiries or proposals are received by, any such information is requested from or any such negotiations or discussions are sought to be initiated or continued with the Company, will promptly inform EBS of all terms and conditions thereof and will promptly furnish EBS with copies of any such written inquiries or proposals. The Company also will promptly request each person which has prior to the execution of the Merger Agreement executed a confidentiality agreement in connection with its consideration of acquiring the Company to return all confidential information heretofore furnished to such person by or on behalf of the Company. The foregoing does not prohibit the Company or its Board of Directors from taking and disclosing to the Company's shareholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or from making such disclosure to the Company's shareholders which, as advised by outside counsel to the Company, is required under applicable law.

     Indemnification and Insurance. Pursuant to the Merger Agreement, EBS has agreed that, from and after the Effective Time, it will indemnify and hold harmless each present and former director or officer of the Company (in each case solely in such person's capacity as a director or officer of the Company, as the case may be), determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable law and required under its By-Laws or pursuant to other agreements, each as in effect on the date of the Merger Agreement, to indemnify such person (and EBS shall also advance expenses as incurred to the fullest extent permitted under applicable law and required under its By-Laws, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification); provided that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Maine law, the Company's Articles of Incorporation and By-Laws shall be made by independent counsel selected by the Surviving Corporation.

     EBS has agreed to maintain or cause the Surviving Corporation to maintain the Company's existing officers' and directors' liability insurance policies or replacement policies covering the same persons and containing terms which are, in the aggregate, no less advantageous to such persons than such existing policies ("D&O Insurance") for a period of six years after the Effective Time; provided, however, that in no event will EBS or the Surviving Corporation be required to make annual premium payments to obtain such Insurance Coverage in excess of 150% of the last annual premium paid prior to the date of the Merger Agreement (the

"Cap"). EBS has agreed further that if the D&O Insurance cannot be obtained for an amount less than or equal to the Cap during such six year period, EBS will use its best efforts to obtain, or cause the Surviving Corporation to obtain, as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of the Cap.

     Termination. The Merger Agreement provides that it may be terminated and the Merger may be abandoned: (i) by the mutual consent of EBS and the Company, by action of their respective Boards of Directors at any time prior to the Effective Time, before or after the approval by holders of Shares; (ii) by action of the Board of Directors of either EBS or the Company if (a) Sub, or any EBS Company, shall have terminated the Tender Offer, in accordance with the terms of the Tender Offer as set forth in the Merger Agreement without purchasing any Shares pursuant thereto; provided, in the case of termination of the Merger Agreement by EBS, such termination of the Tender Offer is not in violation of the terms of the Tender Offer, (b) the Merger shall not have been consummated by November 30, 1995 whether or not such date is before or after the approval by holders of Shares (provided such right of termination shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause or resulted in the failure of the Merger not to have been consummated by such date), (c) any court of competent jurisdiction has issued an injunction permanently restraining, enjoining or otherwise prohibiting the consummation of the Tender Offer or the Merger, which injunction has become final and nonappealable or (d) the approval of shareholders required by the Merger Agreement shall not have been obtained at a meeting duly convened therefor; (iii) by action of the Board of Directors of EBS, at any time prior to the purchase of Shares pursuant to the Tender Offer, if (a) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to EBS or Sub its approval or recommendation of the Tender Offer, the Merger Agreement or the Merger or (b) the Board of Directors of the Company, upon request by EBS, shall fail to reaffirm such approval or recommendation, or shall have resolved to do any of the foregoing referred to in clause (a) or (b) of this clause (iii); (iv) by action of the Board of Directors of the Company, at any time prior to the purchase of Shares pursuant to the Tender Offer, if (a) EBS or Sub (or another EBS Company) shall have failed to commence the Tender Offer within the time required by the Merger Agreement, (b) any of the representations and warranties of EBS or Sub contained in the Merger Agreement or the Stock Purchase Agreement were untrue or incorrect in any material respect when made or have since become, and at the time of termination remain, untrue or incorrect in any material respect, (c) EBS or Sub shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under the Merger Agreement or the Stock Purchase Agreement or any representation or warranty of EBS or Sub set forth in the Merger Agreement or the Stock Purchase Agreement shall have been untrue or incorrect when made or thereafter shall become untrue or incorrect, except where such breach, failure to perform or lack of truthfulness or correctness has been caused by or results from a breach by the Company of any of its obligations under the Merger Agreement or the Stock Purchase Agreement or (d) the Company receives an offer with respect to an Acquisition Proposal and the Board of Directors of the Company, in the exercise of its fiduciary duties as advised by outside counsel to the Company, determines to recommend such Acquisition Proposal to the Company's shareholders; provided that the Company (x) shall notify EBS and Sub promptly of receipt of such Acquisition Proposal and (y) shall notify EBS and Sub promptly of its intention to recommend such Acquisition Proposal to the Company's shareholders, but in no event shall the notice referred to in clause
(y) be given less than 24 hours prior to the earlier of the public announcement of such recommendation or the Company's termination of the Merger Agreement.

     Termination Fee. The Merger Agreement provides that if (i) the Tender Offer shall have remained open for the period required pursuant to the terms of the Merger Agreement, (ii) the Minimum Condition shall not have been satisfied and the Tender Offer is terminated without the purchase of any Shares thereunder, (iii) the Company receives an Acquisition Proposal (other than from one of the EBS Companies) after the date of the Merger Agreement and prior to the termination thereof and (iv) after the date of the Merger Agreement, but within one year of the date of the Merger Agreement, any corporation, partnership, person, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) other than EBS or Sub or any of their respective subsidiaries or affiliates shall have become the beneficial owner of more than 50% of the outstanding shares of each of the Class A Common Stock and the Class B Common Stock, then the Company, if requested by EBS, shall promptly, but in no event later than two days after the date of such request, pay EBS a fee of 2.5% of the total dollar value of the Tender Offer, calculated as the product of (x) the number of Shares outstanding as of the date of the Merger Agreement and (y) the Merger Consideration, which amount shall be payable in immediately available funds. Such fee will not be payable by the Company if the Merger Agreement is terminated by the Company due to a breach by EBS or Sub of its obligations under the Merger Agreement or the Stock Purchase Agreement. The Company has agreed that if the Company fails to pay promptly the amount due pursuant to the termination fee provisions, and, in order to obtain such payment, EBS or Sub commences a suit which results in a judgment against the Company for the fee pursuant to the termination fee provisions, the Company shall pay to EBS or Sub its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee.

     Amendment and Waiver. Subject to the applicable provisions of the MBCA, at any time prior to the Effective Time, EBS, Sub and the Company may modify or amend the Merger Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties. The conditions to the obligations of EBS, Sub and the Company may be waived by each such party in whole or in part to the extent permitted by applicable law.

     Expenses. Whether or not the Merger is consummated, all expenses incident to preparing for, entering into and carrying out the Merger Agreement, the consummation of the Merger and the transactions contemplated by the Stock Purchase Agreement shall be paid by the party incurring such expenses.

THE STOCK PURCHASE AGREEMENT

     Concurrently with the execution of the Merger Agreement, EBS, Sub and the Company entered into the Stock Purchase Agreement. The following summary of the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Stock Purchase Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part, and is incorporated herein by reference.

     The Stock Purchase. Subject to the terms and conditions of the Stock Purchase Agreement, the Company will sell to Sub and Sub will purchase from the Company (the "Stock Purchase"), at a price per share equal to the Merger Consideration, all shares of Class B Common Stock which are authorized but unissued or held in treasury (an aggregate of 757,943 shares) and which remain available for purchase following the exercise by the holders of Class B Common Stock of preemptive rights in connection therewith (the "Available Shares"). The Stock Purchase is expected to be consummated on the date on which all of the conditions thereto are fulfilled or waived.

     The Rights Offering. The Articles of Incorporation of the Company provide that the holders of Class B Common Stock have preemptive rights in connection with the issuance of additional shares of Class B Common Stock, including the Stock Purchase. Therefore, the Company has filed with the Commission the Registration Statement of which this Prospectus is a part with respect to the Offering. The Company has agreed in the Stock Purchase Agreement to mail, not later than March 10, 1995 (the "Notice Date"), notice of the Company's intent to conduct the Offering. The Company has further agreed to mail, not later than five business days after the Registration Statement is declared effective by the Commission (the "Exercise Date"), a subscription right certificate specifying the number of shares for which the Rights issued to each Rights Holder are exercisable along with a copy of the Prospectus of which this Registration Statement is a part and the other offering materials related to the Offering. Pursuant to the Stock Purchase Agreement, the period during which Rights Holders may exercise Rights shall expire at the Termination Time, which is expected to occur on the day which is the later of (x) 30 days after the Notice Date and (y) 5 days after the Exercise Date. Prior to 10:00 p.m., New York time, on the date of the Termination Time, the Company is required to notify EBS in writing of the number of Available Shares remaining for purchase by Sub.

     Conditions to the Stock Purchase. The obligations of each of the parties to consummate the Stock Purchase is conditioned upon the following: (i) the Tender Offer shall have been successfully completed; (ii) the Registration Statement shall have been declared effective by the Commission and no stop order shall have been issued, and no proceeding for such purpose shall have been initiated or threatened, with respect thereto; (iii) the waiting period provisions of the HSR Act applicable to the Stock Purchase shall have expired or been terminated and all required approvals of the Commission to permit the Tender Offer and the Offering to be conducted simultaneously shall have been obtained; (iv) the Offering shall have been completed in conformity with the Registration Statement, the Company's Articles of Incorporation and By-Laws and the MBCA; and (v) the correctness of the representations and warranties, and the performance of all obligations, of EBS and Sub, on the one hand, and the Company, on the other hand, under the Merger Agreement and the Stock Purchase Agreement. The obligations of EBS and Sub under the Stock Purchase Agreement are further conditioned upon the approval for listing on the American Stock Exchange of the shares of Class B Common Stock offered in the Offering.

     Representations and Warranties. The Company makes certain representations and warranties in the Stock Purchase Agreement relating to, among other things, its authority to enter into the Stock Purchase Agreement, the issuance of the offered shares and the Rights, the Registration Statement and certain other documents relating to the Offering. EBS and Sub make representations and warranties relating to, among other things, their authority to enter into the Stock Purchase Agreement and the sufficiency of funds available to consummate the Stock Purchase.

     Indemnification. The Company, EBS and Sub have agreed to indemnify each other against certain liabilities and expenses relating to the Registration Statement, including liabilities under the Securities Act of 1933, as amended.

     Termination. The Stock Purchase Agreement shall terminate (i) by mutual consent of the Company, EBS and Sub or (ii) upon the termination of the Merger Agreement.

RECENT DEVELOPMENTS

     On February 23, 1995, Pexco Holdings, Inc., an affiliate of Usaha Tegas sdn. bhd. ("UTSB"), a Malaysian private investment holding company, forwarded a letter to William Ziegler, III, Chairman of the Board of the Company, his sister, Helen Z. Steinkraus, GIH Corp. and the trustees of certain trusts for the benefit of the Ziegler and Steinkraus families (the "GIH Entities"), proposing that A.M. Acquisition Corp. ("AMAC"), a wholly-owned subsidiary of UTSB, acquire all of the Class B Common Stock owned by the GIH Entities at a purchase price of $44 per share (the "GIH Class B Acquisition"). GIH Corp. owns approximately 13.4% of the Class A Common Stock and approximately 47.3% of the Class B Common Stock. Following execution of a definitive agreement for such purchase, AMAC would agree to propose a merger transaction to the Company pursuant to which all outstanding shares of the Company's common stock (other than the Class B shares that are the subject of the GIH Class B Acquisition) would be converted into the right to receive $40.25 per share in cash. The GIH Class B Acquisition would be conditioned upon, among other things, the amendment of the Company's Articles of Incorporation to provide that Section 910 of the MBCA shall not be applicable to the Company. (Section 910 provides that following the acquisition by any person of 25% of the voting power, or 25% of any class of voting stock, of a corporation, the acquiror must offer to purchase all shares of the corporation's voting stock for "fair value.") The obligations of all GIH Entities to effect the GIH Class B Acquisition would be conditioned on the concurrent purchase by AMAC or any affiliate thereof of all shares of Class A Common Stock owned by the GIH Entities at a price of not less than $40.25 per share. The UTSB proposal will remain open until the close of business on March 1, 1995.

     On February 24, 1995, Mr. Ziegler forwarded a copy of the UTSB proposal to the Company's Board of Directors.

                              PLAN OF DISTRIBUTION

     The Company is offering the Rights and the Underlying Shares directly to its holders of Class B Common Stock.

                          DESCRIPTION OF CAPITAL STOCK

     The following general summary of the Common Stock and Series Preferred Stock (as defined below) is qualified in its entirety by reference to the Company's Restated Articles of Incorporation (the "Charter"), a copy of which is on file with the Commission (see "Available Information").

COMMON STOCK

     American Maize is currently authorized to issue 15,000,000 shares of Class A Common Stock and 2,500,000 shares of Class B Common Stock. As of February 21, 1995, 8,558,474 shares of Class A Common Stock and 1,742,057 shares of Class B Common Stock were issued and outstanding and 348,148 shares of Class A Common Stock and 67,225 shares of Class B Common Stock were held in treasury. As of February 21, 1995, 570,698 shares of Class A Common Stock were reserved for issuance upon the exercise of outstanding stock options.

     Class A Common Stock and Class B Common Stock are substantially similar, except as to voting rights. Except as required by the Maine Business Corporations Act (the "MBCA") or otherwise provided in the Charter, voting power is vested solely with the holders of shares of the Class B Common Stock. The holders of Class A Common Stock are entitled only to such limited voting rights as are described below. The holders of Class A Common Stock are entitled to elect 30% of the total membership of the American Maize Board of Directors (or the nearest larger whole number if such percentage is not a whole number), and the holders of Class B Common Stock are entitled to elect the remaining members of the American Maize Board of Directors. In addition, holders of Class A Common Stock and holders of Class B Common Stock are entitled to vote together as a single class with respect to the following matters: (a) the reservation of any shares of capital stock of American Maize for options granted or to be granted to officers, directors or employees of American Maize and (b) the acquisition of the stock or assets of any other company if (i) any officer, director or holder of 10% or more of any class of shares of Common Stock has a direct or indirect interest in the company or assets to be acquired or in the consideration to be paid in the transaction, (ii) the transaction involves the issuance of Class A Common Stock or Class B Common Stock or securities convertible into either, or any combination of the three, and the aggregate number of shares of Common Stock so issued together with the Class B Common Stock which could be issued upon conversion of such securities approximates, in the reasonable judgment of the American Maize Board of Directors, 20% of the aggregate number of shares of Class A Common Stock and Class B Common Stock outstanding immediately prior to such transaction or (iii) the transaction involves the issuance of Class A Common Stock or Class B Common Stock and any additional consideration, and if the value of the aggregate consideration to be issued has, in the reasonable judgment of the American Maize Board of Directors, a combined fair value of approximately 20% or more of the aggregate market value of shares of Class A Common Stock and Class B Common Stock outstanding immediately prior to such transaction (each a "Voting Acquisition Transaction"). A separate class vote consisting of the holders of Class A Common Stock and holders of Class B Common Stock is required for any Voting Acquisition Transaction involving a merger or consolidation of American Maize. Each share of Class A Common Stock and Class B Common Stock is entitled to one vote per share.

     Subject to the preferential rights, if any, of holders of any then outstanding preferred stock, the holders of Class A Common Stock and Class B Common Stock are entitled to receive dividends when and as declared by the American Maize Board of Directors out of funds legally available for such payment. Holders of Class A Common Stock do not have any preemptive rights to purchase additional shares; however, holders of Class B Common Stock have preemptive rights with respect to the issuance of Class B Common Stock or securities convertible into Class B Common Stock. Subject to the preferential rights of holders of any then outstanding preferred stock, the holders of Class A Common Stock and Class B Common Stock are entitled to share ratably in the assets of American Maize available for distribution to stockholders in the event of American Maize's liquidation, dissolution or winding up.

     The transfer agent and registrar for Class A Common Stock and Class B Common Stock is The Bank of New York, New York, New York.

SERIES PREFERRED STOCK

     The Charter authorizes the American Maize Board of Directors to issue up to 2,500,000 shares of Series Preferred Stock, without par value (the "Series Preferred Stock"). No shares of Series Preferred Stock are outstanding.

     The Series Preferred Stock may be issued in one or more series, from time to time, with each such series to have the designations, dividend rates, rights of redemption, conversion rights, voting powers, sinking fund or retirement provisions, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, if any, as stated and expressed in the resolution or resolutions providing for the issuance of such series adopted by the American Maize Board of Directors. The Series Preferred Stock have no preemptive rights to purchase additional shares. The Series Preferred Stock could have the effect of acting as an anti-takeover device to prevent a change of control of American Maize.

                        FEDERAL INCOME TAX CONSEQUENCES

     The following summary is a general discussion of the expected Federal income tax consequences to holders of Class B Common Stock of the issuance, expiration and exercise of Rights. The summary does not address Federal income tax consequences of the Offering that may be important to particular classes of taxpayers subject to special rules, such as banks, insurance companies, dealers, regulated investment companies and foreign individuals and entities and does not address possible consequences under any applicable state, local or foreign tax laws.

     HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE ISSUANCE, EXPIRATION AND EXERCISE OF RIGHTS.

ISSUANCE OF RIGHTS

     For Federal income tax purposes, although not entirely clear, it appears that the receipt of the Rights will be treated as a dividend to holders of Class B Common Stock in an amount equal to the fair market value of the Rights on the date of distribution. If so treated, holders of Class B Common Stock will recognize taxable dividend income upon receipt of the Rights, and will have a tax basis in the Rights equal to the fair market value of the Rights on the date of distribution. It is possible, however, that the distribution of the Rights may be treated as a nontaxable distribution under Section 305(a) of the Code. If so treated, no income, gain or loss will be recognized to holders of Class B Common Stock upon receipt of the Rights, and the tax basis of Rights in the hands of a Rights Holder will generally be zero, unless (A) the Rights are exercised and (B) either (i) the fair market value of the Rights on the date of distribution is 15% or more of the fair market value of the Class B Common Stock with respect to which they are received or (ii) the Rights Holder elects on the Federal income tax return for the taxable year in which the Rights are received to allocate part of the basis of the Rights Holder's Class B Common Stock to the Rights. In that event, the basis in the Class B Common Stock will be allocated between the Class B Common Stock and the Rights distributed thereon in proportion to the fair market values of the Class B Common Stock and the Rights on the date of distribution.

EXPIRATION OF THE RIGHTS

     If the distribution of the Rights is treated as a dividend and the Rights expire unexercised, Rights Holders generally will recognize loss equal to their tax basis in the Rights. Such loss will be a capital loss if the Class B Common Stock to which the Rights relate would have been a capital asset in the hands of the Rights Holder had the Rights Holder acquired such Class B Common Stock. If the distribution is not treated as a dividend, no gain or loss will be recognized to the Rights Holder upon expiration of the Rights and no adjustment will be made to the Rights Holder's tax basis in the Class B Common Stock.

EXERCISE OF THE RIGHTS

     No gain or loss will be recognized upon the exercise of Rights. The basis of the Class B Common Stock acquired through exercise of Rights will be equal to the sum of the Subscription Price paid therefor and the tax basis, if any, of the Rights determined under the rules discussed above. The holding period for Class B Common Stock acquired through the exercise of Rights will begin on the date the Rights are exercised.

                                 LEGAL MATTERS

     The legality of the securities offered hereby have been passed upon for the Company by Verrill & Dana, special Maine counsel to the Company.

                                    EXPERTS

     The consolidated financial statements and schedules of the Company as of December 31, 1993 and 1992 and for each of the years in the three years then ended December 31, 1993 appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1993, have been audited by Coopers & Lybrand L.L.P., independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

- ------------------------------------------------------
- ------------------------------------------------------

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN SANCTIONED OR AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------


                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    2
Incorporation of Certain Documents by
  Reference...........................    2
Prospectus Summary....................    3
Investment Considerations.............    7
The Company...........................   10
Use of Proceeds.......................   11
Price Range of Class B Common Stock
  and Dividend Policy.................   11
Dilution..............................   12
Capitalization........................   13
Selected Financial Information........   14
Recent Developments...................   15
The Rights Offering...................   16
The Acquisition.......................   20
Plan of Distribution..................   29
Description of Capital Stock..........   30
Federal Income Tax Consequences.......   31
Legal Matters.........................   32
Experts...............................   32

- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------

                            AMERICAN MAIZE-PRODUCTS
                                    COMPANY

                                    CLASS B
                                  COMMON STOCK
                                   PROSPECTUS
                            Dated             , 1995

- ------------------------------------------------------
- ------------------------------------------------------

                                    PART II

                     Information Not Required in Prospectus

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses of this offering, in connection with the issuance and distribution of the securities being registered are as follows:

    Securities and Exchange Commission Registration Fee.....................  $ 10,454.39
    Printing and Engraving Expenses.........................................     5,000.00*
    Subscription Agent Fees and Expenses....................................    10,000.00*
    Accounting Fees and Expenses............................................    60,000.00*
    Legal Fees and Expenses.................................................    50,000.00*
    Blue Sky Fees and Expenses..............................................     3,000.00*
    American Stock Exchange Listing Fees....................................    15,158.86
    Miscellaneous Expenses..................................................     6,386.75*
                                                                              -----------
         Total..............................................................  $160,000.00
                                                                               ==========

- ---------------
* Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 719 of the Maine Business Corporation Act provides that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in honestly and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and its shareholders, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, in a suit by or in the right of the corporation no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been finally adjudicated to be liable to the corporation unless the court in which such action or suit was brought has determined that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such amounts as the court shall deem reasonable.

     The Company's By-laws contain indemnification provisions substantially similar to those afforded by the above-noted Section 719 which permit the Company to extend protection to the full extent authorized thereunder to its directors and officers and persons serving at the request of the Company as director, officer, employee or agent of another enterprise by way of indemnity and advancement of expenses. They set out the standard under which the Company will indemnify directors and officers, provide for advancement or reimbursement in such instances of expenses reasonably incurred in defending an action, and for the extension of indemnity to certain persons other than directors and officers. It is expressly provided that these provisions are not the exclusive methods of indemnification.

     The Company has purchased insurance policies that provide indemnification of the Company's officers and directors, with certain exceptions, for liability arising from their wrongful acts, meaning any breach of duty, neglect, error, misstatement, misleading statement, omission or act by the directors or officers of the Company in their respective capacities as such, or any matter claimed against them solely by reason of their status as directors or officers of the Company, but does not insure such persons against losses arising from claims made against such directors or officers for the committing of any criminal or deliberate fraudulent act, for the return of certain unauthorized remuneration, for violations of Section 16(b) of the Securities Exchange Act of 1934, as amended, and similar laws and certain other matters.

     The Company has entered into indemnification agreements with its directors and certain of its officers pursuant to which the Company has agreed to indemnify such persons for certain liabilities and expenses.

ITEM 16.  EXHIBITS

(a) Exhibits

   2.1 --   Agreement and Plan of Merger among the Company, Eridania Beghin-Say, S.A. and
            Cerestar USA, dated February 22, 1995.
   2.2 --   Stock Purchase Agreement between the Company, Eridania Beghin-Say, S.A. and Cerestar
            USA, dated February 22, 1995.
 * 5.1 --   Opinion of Verrill & Dana
 *23.1 --   Consent of Verrill & Dana -- Included in Exhibit 5.1
  23.2 --   Consent of Coopers & Lybrand L.L.P.
  24.1 --   Power of Attorney - Included on the Signature Page to the Registration Statement
 *99.1 --   Form of Subscription Certificate
 *99.2 --   Form of Instructions for Subscription Certificates
 *99.3 --   Form of Notice of Guaranteed Delivery
 *99.4 --   Form of Subscription Agreement

- ---------------
* To be filed by amendment

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on the 28th day of February, 1995.

                                          AMERICAN MAIZE-PRODUCTS COMPANY

                                          By: /s/  EDWARD P. NORRIS
                                            ------------------------------------
                                              Edward P. Norris
                                              Vice President and Chief
                                              Financial Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signatures" constitutes and appoints Robert M. Stephan and Edward P. Norris or either of them his true and lawful attorney-in-fact and agent with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement of which this Prospectus is a part, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement of which this Prospectus is a part has been signed below by the following persons in the capacities indicated and on the 28th day of February, 1995.

/s/  PATRIC J. MCLAUGHLIN                     President and Chief Executive Officer and
- ------------------------------------------    Director
Patric J. McLaughlin

/s/  EDWARD P. NORRIS                         Vice President and Chief Financial Officer
- ------------------------------------------    (Principal Financial and Accounting Officer)
Edward P. Norris

/s/  JAMES E. HARWOOD                         Director
- ------------------------------------------
James E. Harwood

/s/  JOHN R. KENNEDY                          Director
- ------------------------------------------
John R. Kennedy

/s/  C. ALAN MACDONALD                        Director
- ------------------------------------------
C. Alan MacDonald


/s/  WILLIAM L. RUDKIN                        Director
- ------------------------------------------
William L. Rudkin


/s/  WENDELL M. SMITH                         Director
- ------------------------------------------
Wendell M. Smith

/s/  RAYMOND S. TROUBH                        Director
- ------------------------------------------
Raymond S. Troubh

                                INDEX TO EXHIBIT

EXHIBIT                                                                                SEQUENTIAL
  NO.                                     DESCRIPTION                                   PAGE NO.
- -------     -----------------------------------------------------------------------    ----------
    2.1     Agreement and Plan of Merger among the Company, Eridania Beghin-Say,
            S.A. and Cerestar USA, dated February 22, 1995.........................
    2.2     Stock Purchase Agreement between the Company, Eridania Beghin-Say, S.A.
            and Cerestar USA, dated February 22, 1995..............................
  * 5.1     Opinion of Verrill & Dana..............................................
  *23.1     Consent of Verrill & Dana -- Included in Exhibit 5.1...................
   23.2     Consent of Coopers & Lybrand L.L.P.....................................
   24.1     Power of Attorney - Included on the Signature Page to the Registration
            Statement..............................................................
  *99.1     Form of Subscription Certificate.......................................
  *99.2     Form of Instructions for Subscription Certificates.....................
  *99.3     Form of Notice of Guaranteed Delivery..................................
  *99.4     Form of Subscription Agreement.........................................

- ---------------
* To be filed by amendment